UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ For Use of the Commission Only (as permitted by

        Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

McGraw Hill Financial, Inc.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

March 19, 2014

Dear Shareholder:

On behalf of our Board of Directors and management, we cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, April 30, 2014. The Meeting will be held at our headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT). If you are unable to attend the Annual Meeting in New York, please join us via live Webcast on the Company’s Website at www.mhfi.com.

The Notice of Meeting and Proxy Statement accompanying this letter describe the business we will consider at the Meeting. Your vote is very important. We urge you to vote to be certain your shares are represented at the Meeting even if you plan to attend. Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Please refer to your proxy materials or the information forwarded by your bank, broker or other holder of record to see which methods are available to you.

We look forward to seeing you at the Meeting.

Harold McGraw III Chairman of the Board	Douglas L. Peterson President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held April 30, 2014

The Annual Meeting of Shareholders of McGraw Hill Financial, Inc. will be held on Wednesday, April 30, 2014, at 11:00 a.m. (EDT) at the Company’s headquarters at 1221 Avenue of the Americas, New York, New York 10020-1095. At the Meeting, shareholders will be asked to:

•	elect 12 Directors;

•	approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2014;

•	vote on one shareholder proposal, if properly presented at the Meeting; and

•	consider any other business, if properly raised.

You may vote at the Meeting if you were a shareholder of the Company at the close of business on March 10, 2014, the record date for the Meeting. Your vote is very important. Please sign and return the enclosed proxy card in the postage-paid envelope provided or, if you prefer, please follow the instructions on the enclosed proxy card for voting by telephone or via the Internet. You may access the Company’s Investor Relations Website at http://investor.mhfi.com for further Internet voting instructions.

By Order of the Board of Directors.

Scott L. Bennett

Senior Vice President, Associate General

Counsel and Secretary

New York, New York

March 19, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS MEETING TO BE HELD ON APRIL 30, 2014.

THE COMPANY’S ANNUAL REPORT, LETTER TO SHAREHOLDERS, NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.mhfi.com/proxy/2014.

McGraw Hill Financial, Inc.

Proxy Statement

2014 Annual Meeting of Shareholders

i

ii

McGraw Hill Financial, Inc.

Proxy Statement

2014 Annual Meeting of Shareholders

GENERAL INFORMATION

What is our new corporate identity?

At last year’s Annual Meeting held on May 1, 2013, shareholders approved the Board of Directors’ recommendation to change the name of “The McGraw-Hill Companies, Inc.” to “McGraw Hill Financial, Inc.” (the “Company”, “we” or “us”). This decision was made in order to more closely identify the Company with the products and services it provides and the global markets it serves following the sale of McGraw-Hill Education. The name change became effective on May 1, 2013, and since then, we have embarked on a new branding initiative under the McGraw Hill Financial name and logo and our six iconic brands found on the back cover of this Proxy Statement. In addition, as part of our new branding, the Company’s ticker symbol on the New York Stock Exchange changed from “MHP” to “MHFI”.

Why did I receive this Proxy Statement?

The Board of Directors of the Company is soliciting proxies for the 2014 Annual Meeting of Shareholders (the “Annual Meeting” or “Meeting”) to be held on Wednesday, April 30, 2014, at 1221 Avenue of the Americas, New York, New York 10020-1095, at 11:00 a.m. (EDT) and at any adjournment of the Meeting. When the Company asks for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need in order to vote at the Meeting.

The Company’s Annual Report, Letter to Shareholders, Notice of Annual Meeting, Proxy Statement and proxy card are being mailed to shareholders beginning on or about March 19, 2014.

What will I vote on?

The following items:

•	election of 12 Directors;

•	approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers as described in this Proxy Statement;

•	ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014;

•	one shareholder proposal, provided the proposal is properly presented at the Meeting; and

•	other matters that may properly be brought before the Meeting.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be properly brought before the Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

Shareholders as of the close of business on the record date, which is March 10, 2014, may vote at the Annual Meeting.

How many votes do I have?

You have one vote at the Meeting for each share of common stock you held on the record date.

2014 Proxy Statement	1

What constitutes a quorum for the Annual Meeting?

A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Meeting of a majority of the outstanding shares entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the record date, 273,646,480 shares of Company common stock were issued and outstanding.

May I vote by telephone or via the Internet?

Yes. Instead of submitting your vote by mail using the enclosed proxy card, you may be able to vote by telephone or via the Internet. Please note that there are separate Internet and telephone voting arrangements depending on whether you hold your shares:

•

as the registered shareholder, also known as the “shareholder” or “holder” of record (that is, if you own shares directly in your own name and they are either kept at our transfer agent or are in your possession); or

•	as the “beneficial owner,” also known as holding the shares in “street name” (that is, if your shares are held for you by your bank, broker or other holder of record).

If you are a registered shareholder, you may vote by telephone or via the Internet by following the instructions on your proxy card.

If you are a beneficial owner, please refer to the information forwarded by your bank, broker or other holder of record to see which options are available to you. Most brokers and banks offer voting by telephone and via the Internet as well as by mail.

If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for these costs.

How do I vote at the Annual Meeting?

You can vote either in person at the Annual Meeting or by proxy without attending the Meeting. We urge you to vote by proxy even if you plan to attend the Meeting so we will know as soon as possible that enough votes will be present for us to hold the Meeting. If you are a registered shareholder and attend the Meeting in person, you may vote at the Meeting and your earlier proxy will not be counted. If you are a beneficial owner and your McGraw Hill Financial shares are held for you by your bank, broker or other holder of record, you must obtain a legal proxy from that entity and bring it with you to hand in with your ballot in order to be able to vote your shares at the Meeting.

What should I do if I want to attend the Annual Meeting?

All shareholders and employees of the Company may attend the Annual Meeting. Please bring your admission ticket or proof of ownership of your McGraw Hill Financial shares to enter the Annual Meeting. When you arrive at the Annual Meeting, you may be asked to present photo identification, such as a driver’s license, to be admitted. McGraw Hill Financial employees and former McGraw Hill Financial employees who are now employees of McGraw-Hill Education wishing to attend the Annual Meeting can present their current employee identification card to be admitted.

•

If you are a registered shareholder, you will find an admission ticket attached as part of the proxy card sent to you. If you plan to attend the Annual Meeting, please bring this portion of the proxy card with you to the Meeting. If you opted to receive your proxy materials electronically, please print out the admission ticket you will find online and bring it with you.

•

If your shares are held in the name of your bank, broker or other holder of record, please bring proof of ownership to be admitted to the Meeting. A recent brokerage statement or letter from your bank or broker is an example of proof of ownership.

For safety and security reasons, no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

How do I vote my shares in the Company’s Dividend Reinvestment Plan?

If you participate in the Company’s Dividend Reinvestment Plan, any proxy you give will also

2	2014 Proxy Statement

govern the voting of all shares you hold in this Plan, unless you give us other instructions.

How do I vote my shares in the Company’s employee benefit Plans?

If you received this Proxy Statement because you are an employee of the Company who participates in these Plans and you have shares of common stock of the Company allocated to your account under these Plans, you may vote your shares held in these Plans as of March 10, 2014 by mail, by telephone or via the Internet. Instructions are provided on the enclosed proxy card from Computershare, the Company’s transfer agent. Computershare must receive your instructions by 2:00 p.m. (EDT) on April 28, 2014 in order to communicate your instructions to the Plans’ Trustee, who will vote your shares. Any Plan shares for which we do not receive instructions from the employee will be voted by the Trustee in the same proportion as the shares for which we have received instructions.

Can I revoke or change my vote?

Yes. If you are a shareholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by sending a signed notice to the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you want to change your vote at any time before the Meeting, you must deliver a later dated proxy by telephone, via the Internet or in writing. You may also change your proxy by voting in person at the Meeting.

If you are a beneficial owner, please refer to the information forwarded by your broker, bank or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

The Company will pay all costs of soliciting these proxies. In addition, some of our officers and employees may solicit proxies by telephone or in person. We will reimburse banks and brokers for the expenses they incur in forwarding the proxy materials to you. The Company has retained Georgeson Inc. to assist us with the solicitation of proxies for a fee not to exceed $21,500, plus reimbursement for out-of-pocket expenses.

How many votes are required for the approval of each item?

•

Item One – A nominee will be elected as a Director if he or she receives a majority of the votes cast at the Annual Meeting. A majority of votes cast means that the number of shares voted “for” a Director’s election exceeds the number of votes cast “against” that Director’s election. If an incumbent Director who has been nominated for re-election fails to receive a majority of the votes cast in an uncontested election, New York law provides that the Director continues to serve as a Director in a hold-over capacity. The Company’s By-Laws provide that, in such circumstances, the Director is required to promptly tender his or her resignation to the Board of Directors. The Board’s Nominating and Corporate Governance Committee is then required to make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the election results. If a Director’s resignation is accepted by the Board, the Board may fill the vacancy or decrease the size of the Board. Abstentions and broker non-votes, if any, will not be counted either for or against the election of a Director nominee.

•

Item Two – The affirmative vote of the holders of a majority of the votes cast is required to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as described in this Proxy Statement. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

•

Item Three – The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of the Company’s independent Registered Public Accounting Firm for 2014. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

2014 Proxy Statement	3

•

Item Four – The affirmative vote of the holders of a majority of the votes cast is required to approve the shareholder proposal. Abstentions and broker non-votes, if any, will not be counted either for or against this proposal.

Are abstentions and broker non-votes part of the quorum?

Yes. Abstentions and broker non-votes count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What are broker non-votes?

If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. If the proposal is considered “routine” under the rules of the New York Stock Exchange, the broker may vote your shares in its discretion. For other proposals, the broker may not vote your shares without your instructions. When that happens, it is called a “broker non-vote.”

Item 3 in this Proxy Statement (ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014) will be considered routine under the rules of the New York Stock Exchange and the broker may vote your shares for this Item in its discretion. The broker is not entitled to vote your shares on the other Items unless the broker has received instructions from you.

Who will count the vote?

Votes at the Annual Meeting will be counted by two independent inspectors of election appointed by the Board.

What if I do not vote for some or all of the matters listed on my proxy card?

If you are a registered shareholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;
•	for approval, on an advisory basis, of the executive compensation program for the Company’s named executive officers;

•	for the ratification of the appointment of the Company’s independent Registered Public Accounting Firm for 2014; and

•	against the shareholder proposal.

How do I submit a shareholder proposal for the 2015 Annual Meeting?

The Company’s 2015 Annual Meeting is scheduled for April 29, 2015. There are two different deadlines for submitting shareholder proposals. First, if a shareholder wishes to have a proposal considered for inclusion in next year’s Proxy Statement, he or she must submit the proposal in writing so that we receive it by 5:00 p.m. (EDT) on November 19, 2014. Proposals should be addressed to the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Securities Exchange Act of 1934.

In addition, the Company’s By-Laws provide that any shareholder wishing to nominate a candidate for Director or to propose any other business at the Annual Meeting must give the Company written notice no earlier than December 31, 2014 and no later than January 30, 2015. This notice must comply with applicable laws and the Company’s By-Laws. Copies of the By-Laws are available to shareholders free of charge on request to the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. You may also download the By-Laws from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

May I view future proxy materials online instead of receiving them by mail?

Yes. Shareholders may provide their consent to electronic delivery of Proxy Statements and Annual Reports instead of receiving them by postal mail. If you elect this feature, you will receive an e-mail notice which will include the Web address for viewing the materials online. The

4	2014 Proxy Statement

e-mail notice will also include instructions so you can vote your proxy online or by telephone. If you have more than one account, you may receive separate e-mails for each account. Costs normally associated with electronic delivery, such as usage and telephone charges, as well as any costs incurred in printing documents, will be your responsibility.

During the 2014 proxy voting period, the Internet voting systems will automatically provide shareholders the option to consent to electronic delivery of future years’ materials.

During the year, shareholders may provide their consent to electronic delivery by going to the appropriate website:

•	Registered shareholders go to www.computershare.com/investor

•	Beneficial owners go to https://enroll.icsdelivery.com/mhfi

•	Owners of shares through one of the Company’s 401(k) Plans go to www.mhfibenefits.com

What are the benefits of electronic delivery?

Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. It will also make it convenient for you to view your proxy materials and vote your shares online. If you have shares in more than one account, it is also an easy way to eliminate receiving duplicate copies of proxy materials.

What are the costs of electronic delivery?

The Company charges nothing for electronic delivery. You may, of course, incur expenses associated with Internet access such as telephone charges or charges from your Internet service provider.

How do I opt-out of electronic delivery?

At any time, shareholders may revoke their consent to electronic delivery and resume postal mail delivery of the Proxy Statement and Annual Report by going to the appropriate website:

•	Registered shareholders go to www.computershare.com/investor
•	Beneficial owners go to https://enroll.icsdelivery.com/mhfi

•	Owners of shares through one of the Company’s 401(k) Plans go to www.mhfibenefits.com

Will I receive a print copy of the Company’s Annual Report?

Unless you previously elected to view our Annual Report via the Internet, we mailed our 2013 Annual Report to shareholders beginning on or about March 19, 2014.

What is “householding?”

We have adopted “householding,” a procedure under which beneficial owners who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Householding does not affect dividend check mailings.

How do I request a separate paper or e-mail copy of the Proxy Statement or Annual Report at no charge?

If you wish to receive a separate paper or e-mail copy of the 2013 Annual Report or this Proxy Statement at no charge, please call us toll-free at (866) 436-8502, or send an e-mail to investor.relations@mhfi.com, or write to: Investor Relations, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. We will promptly deliver to you the documents you requested. Please make your request for documents on or before April 16, 2014 to facilitate timely delivery of the documents to you prior to the Annual Meeting.

Where can I find the voting results?

We will publish voting results in a Form 8-K which we will file with the SEC on or before May 5, 2014. To view this Form 8-K online, log

2014 Proxy Statement	5

on to the Company’s Investor Relations Website at http://investor.mhfi.com, and click on the SEC Filings link located in the Digital Investor Kit.

Can shareholders and other interested parties communicate directly with our Board? If so, how?

Yes. You may communicate directly with one or more members of the Board by writing to the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, or by sending an e-mail to the Company’s Secretary at corporate.secretary@mhfi.com. The Company’s Secretary will then forward all questions or comments directly to our Board or a specific Director, as the case may be.

6	2014 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Company’s business and affairs are overseen by our Board pursuant to the New York Business Corporation Law and our Restated Certificate of Incorporation and By-Laws. We currently have 13 Directors, all of whom, with the exception of Ms. Linda Koch Lorimer, are being nominated at this Annual Meeting for a one-year term which will expire at the Annual Meeting in 2015. (See Item 1 on page 73.) On February 26, 2014, Ms. Lorimer advised the Company of her decision not to stand for re-election to the Board at this Annual Meeting.

Director Independence

The Board has determined that all of the Company’s Directors, with the exception of Messrs. Harold McGraw III (the Company’s Chairman), Douglas L. Peterson (the Company’s President and Chief Executive Officer), and Robert P. McGraw (the brother of Harold McGraw III), have met the independence requirements of the New York Stock Exchange based upon the application of objective categorical standards adopted by the Board. To be considered independent, a Director must have no material relationship (other than as a Director) with the Company, or any of its subsidiaries, either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company or any of its subsidiaries. In making independence determinations, the Board broadly considers all relevant facts and circumstances. In accordance with the Company’s Corporate Governance Guidelines, a Director will not be an independent Director of the Company if:

(i)	such Director is, or has been within the last three years, an employee of the Company, or any of its subsidiaries, or has an immediate family member who is, or has been within the last three years, an executive officer of the Company, or any of its subsidiaries;

(ii)	such Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, or any of its subsidiaries, other than Director and Committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) such Director is a current partner or employee of a firm that is the Company’s, or any of its subsidiaries’, internal or external auditor; (B) such Director has an immediate family member who is a current partner of such a firm; (C) such Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s, or any of its subsidiaries’, audit; or (D) such Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s, or any of its subsidiaries’, audit within that time;

(iv)	such Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any present executive officer of the Company, or any of its subsidiaries, at the same time serves or served on the compensation committee of such other company; or

(v)	such Director is a current employee, or an immediate family member is a current executive officer, of another company that has made payments to, or received payments (exclusive of contributions to tax exempt organizations) from, the Company, or any of its subsidiaries, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other company.

For purposes of sub-paragraphs (i) through (v) above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares

2014 Proxy Statement	7

such person’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated are not taken into consideration with respect to the determination of a Director’s independence.

Additional Information Regarding Director Independence

In making its independence determinations with respect to our Directors, the Board considered the following transactions that the Company engages in from time to time with organizations in which our independent Directors serve as executive officers or otherwise have a material interest:

•

BT Group plc. Sir Michael Rake is the Chairman of BT Group plc. BT Group plc provides the Company and its business units with various telecommunications services from time to time. The Company and its business units provide the following types of products and services from time to time to BT Group plc: credit ratings services, index services, data subscriptions and licensing of publications and equity research information and services.

•

Evercore Partners, Inc. Dr. Pedro Aspe is the Co-Chairman of Evercore Partners, Inc. Dr. Aspe resigned from the Board, effective October 24, 2013, and is not standing for re-election at this Annual Meeting. The Company and its business units retain Evercore Partners, Inc. and its affiliated entities to provide investment banking and financial advisory services. In particular, the Company retained Evercore Partners, Inc., with the approval of the Nominating and Corporate Governance Committee of the Board, to advise it in connection with the sale of its education business, which closed on March 22, 2013. During 2013, the Company and its business units provided the following types of products and services to Evercore Partners, Inc.: index services, data subscriptions and licensing of publications and equity research information and services.

•

State Farm Mutual Automobile Insurance Company. Mr. Edward B. Rust, Jr. is the Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company. The Company and its business units provide the following types of products and services from time to time to State Farm Mutual Automobile Insurance Company: credit ratings services, index services, data subscriptions and licensing of publications, equity research information and services, advertising services, proprietary market research and syndicated research studies.

•

Yale University. Ms. Linda Koch Lorimer is Vice President, Global and Strategic Initiatives, of Yale University. On February 26, 2014, Ms. Lorimer advised the Company of her decision not to stand for re-election to the Board at this Annual Meeting. The Company and its business units provide credit rating services from time to time to Yale University and, prior to the sale of the Company’s education business on March 22, 2013, the Company sold textbooks and other educational materials to Yale University.

All of these transactions are entered into in the ordinary course of business and on terms that are substantially equivalent to those prevailing at the time for comparable transactions with other similarly situated customers or vendors of the Company.

In making its independence determinations with respect to our Directors, the Board reviews the materiality of these transactions not only from the standpoint of the applicable Director but also from the standpoint of the organizations in which they serve. Based on this review, the Board has concluded that these transactions do not interfere with the ability of each such Director to exercise independent judgment in carrying out his or her Board responsibilities.

Annual Meeting Attendance

It is the Company’s policy that, subject to illness or an unavoidable schedule conflict, all Directors will attend and be introduced at the Annual Meeting. All of our Directors attended the 2013 Annual Meeting.

Leadership Structure of the Board of Directors

The Company’s business and affairs are overseen by its Board of Directors which currently has 13 members. As noted above, on February 26, 2014, Ms. Linda Koch Lorimer advised the Company of her decision not to stand for re-election to the Board at this Annual Meeting.

8	2014 Proxy Statement

There is one management representative on the Board and, of the 12 remaining Directors, 10 are independent. The Board has standing Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees composed solely of outside independent Directors. The Chair of each Committee reports to the full Board as appropriate from time to time. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee.

The Company’s Corporate Governance Guidelines provide that the Board shall select annually the Chairman of the Board based upon such criteria as the Company’s independent Nominating and Corporate Governance Committee recommends and what the Directors believe to be in the best interests of the Company at a given point in time. This process shall include consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Company’s needs and the strengths and talents of its executives at any given time.

Effective November 1, 2013, Mr. Harold McGraw III, who was the Company’s Chairman of the Board since 2000 and President and Chief Executive Officer since 1998, retired as our President and Chief Executive Officer, and the Board appointed Mr. Douglas L. Peterson, the former President of Standard & Poor’s Ratings Services, as President and Chief Executive Officer. In addition, as a result of Mr. McGraw’s discussions with the Board and as part of its ongoing review of the Board leadership structure and succession planning process, the Board determined that the positions of Chief Executive Officer and Chairman should be held by separate individuals and elected Mr. McGraw to the position of Non-Executive Chairman of the Board. In his new role, Mr. McGraw provides leadership to the Board by, among other things, chairing meetings of the Board and working with the Chief Executive Officer, the Presiding Director (discussed below) and the Company’s Secretary to: set Board calendars; determine agendas for Board meetings; ensure proper flow of information to Board members; facilitate effective operation of the Board and its Committees; help promote Board succession planning and the orientation of new Directors; and assist in consid-

eration and Board adoption of the Company’s long-term and annual operating plans. The Board believes that its current leadership structure assures the appropriate level of management oversight and independence for the Company at this point in time.

The Company’s Corporate Governance Guidelines further provide that, in the event that the Chairman of the Board is not an independent Director, the Board shall designate an independent Director to serve as Presiding Director. The selection of the Presiding Director shall be made at a meeting (or that portion of a meeting) at which only independent Directors are present. Accordingly, at the same time Mr. McGraw was appointed Non-Executive Chairman, the Board also determined to continue to designate a Presiding Director for the period during which Mr. McGraw serves as Non-Executive Chairman in view of the fact that Mr. McGraw does not meet The New York Stock Exchange standards of independence due to his prior service as our President and Chief Executive Officer.

The position of Presiding Director is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. On May 1, 2013, the Board appointed Mr. Edward B. Rust, Jr., the Chairman of the Nominating and Corporate Governance Committee, as the Presiding Director of the Board for the period May 1, 2013 through April 30, 2014. As contemplated by our Corporate Governance Guidelines, the Presiding Director has the following responsibilities:

“(i) be readily available to be consulted by any of the senior executives of the Company as to any concerns they may have about the Company; (ii) be readily available to all Directors to communicate their issues and concerns to the Chairman or the Chief Executive Officer; (iii) be readily available to the Chief Executive Officer to offer counsel; (iv) preside at all meetings of the Board at which the Chairman is not present, including all meetings of non-management Directors and all executive sessions of the independent Directors; (v) authority to call meetings of the independent Directors including in the

2014 Proxy Statement	9

event of a crisis and/or the incapacitation of the Chief Executive Officer; (vi) communicate Directors’ feedback to the Chief Executive Officer from the meetings of the non-management Directors and from informal conversations with Directors; (vii) communicate Directors’ feedback to the Chairman and the Chief Executive Officer from the executive sessions of the independent Directors; (viii) review the proposed agenda for each upcoming Board meeting and the annual Board calendar; (ix) review and approve meeting schedules to assure there is sufficient time for discussion of all agenda items; (x) consult with the other Directors and advise the Chief Executive Officer about the quality and timeliness of the materials distributed to the Board; (xi) review and approve the materials and information sent to the Board; (xii) interview, along with the Chief Executive Officer, the Chairman and the Nominating and Corporate Governance Committee, candidates for the Board; and (xiii) assist the Nominating and Corporate Governance Committee with broad issues of corporate governance”.

Role of Board of Directors in Risk Oversight

The Board of Directors administers its risk oversight role through its Committee structure and the Committees’ regular reports to the Board at each Board meeting. The Board’s Audit Committee meets frequently during the year and discusses with management, the Company’s chief audit executive and the Company’s independent external auditor: (a) current business trends affecting the Company; (b) the major risk exposures facing the Company; (c) the steps management has taken to monitor and control such risk factors; and (d) the adequacy of internal controls that could significantly affect the Company’s financial statements. The Chair of the Audit Committee provides the Board with a report concerning its risk oversight activities at each Board meeting.

In 2013, the Committee established performance metrics that focused on net income, revenue and earnings per share growth, and established goals and payment schedules for each metric that were designed to provide a balance to motivate the achievement of the established goals without the need for inappropriate or excessive risk taking by providing a range of payment opportunities for achievement both below and above the target goals established for the short and long-term incentives. In addition, the Committee reviews and assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s business units to ensure that the designs of those annual incentive plans do not encourage inappropriate or excessive risk taking.

In 2014, management updated its prior review of the Company’s incentive compensation plans. The findings and conclusions of the updated review are that the plan designs do not encourage excessive risk taking. Management reviewed its findings with the Committee. Pay Governance LLC, the Committee’s external compensation advisor, concurred in these findings and conclusions.

Process for Identifying and Evaluating Directors and Nominees

The Nominating and Corporate Governance Committee reviews with the Board, on an annual basis, the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. The Committee also recommends to the Board the general criteria for selection of proposed nominees for election as Directors and the slate of individuals who will constitute the nominees of the Board for election as Directors at each Annual Meeting. In addition to qualities of intellect, integrity and judgment, this assessment by the Committee takes into consideration diversity, background, senior management experience and an understanding of some combination of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

10	2014 Proxy Statement

The Board is responsible for selecting all members of the Board and for recommending such members for election by the shareholders. The Board delegates the screening process to the Committee with direct input from the Chairman of the Board or, if the Chairman is not an independent Director, the Presiding Director. The Committee evaluates all nominees for Director based on the above criteria, including nominees recommended by shareholders. Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Committee has sole authority to retain and terminate search firms, to assist the Board in identifying and reviewing prospective Director nominees, and to approve the fees and other retention terms of any search firms.

Specific Experience, Qualifications, Attributes and Skills of Directors

The Nominating and Corporate Governance Committee has reviewed with the Board the specific experience, qualifications, attributes and skills of each Director nominee standing for re-election as a Director at this Annual Meeting. The Committee has concluded that each Director nominee has the appropriate skills and characteristics required of Board membership and that each possesses an in-depth knowledge of the Company’s complex global businesses and strategy. The Committee further believes that our Board is composed of well-qualified and well-respected Directors who are prominent in business, finance and the global capital and commodity markets. The experience and key competencies of each Director nominee, as reviewed and considered by the Committee, are discussed on pages 12 through 20 of this Proxy Statement.

2014 Proxy Statement	11

Director Nominees

The following 12 Director nominees are currently serving as Directors of the Company and have been nominated to stand for re-election at this Annual Meeting to serve one-year terms that will expire at the 2015 Annual Meeting. Set forth below is information regarding each of the 12 Director nominees. Please see pages 1 through 6 and page 73 of this Proxy Statement for voting information. Following each Director nominee’s biography below, we have highlighted certain notable skills and qualifications that the Nominating and Corporate Governance Committee reviewed and considered when recommending the Director nominee.

SIR WINFRIED BISCHOFF

Director Since 1999

Independent

Sir Winfried Bischoff, age 72, has been Chairman of Lloyds Banking Group plc since September 2009. Sir Win has announced that he will retire as Chairman of Lloyds Banking Group plc effective April 2014, and that he has been named Chairman of the Financial Reporting Council, the United Kingdom’s independent accounting regulator, effective May 2014. Prior to that he was Chairman of Citigroup, Inc. (“Citi”), a global financial services firm, from December 2007 through February 2009. He served as acting Chief Executive Officer of Citi from November 2007 through December 2007 and Chairman of Citi Europe from 2000 until 2009. Sir Win was Chairman of Schroders plc, an international investment banking and asset management firm headquartered in Great Britain, from 1995 to 2000. Prior to that, Sir Win was Chairman of J. Henry Schroder Co. (the London investment bank of Schroders plc) from 1983 to 1995 and Group Chief Executive of Schroders plc from 1984 to 1995. He is a Director of Eli Lilly and Company and a Trustee (formerly Chairman) of Career Academies UK and a member of the International Advisory Board of Akbank TAS, Turkey. He was a Director of Land Securities plc and Prudential plc. He was knighted in 2000 for his services to the banking industry. Sir Win has served as a Director of the Company since 1999 and is Chair of the Financial Policy Committee and a member of the Compensation and Leadership Development and Executive Committees.

SKILLS AND QUALIFICATIONS

As Chairman of Lloyds Banking Group plc and former Chairman of Citigroup, Inc. and Schroders plc, Sir Win has substantial financial services, capital markets, finance and accounting experience, broad international business exposure, and extensive experience involving government regulation and public policy. This experience enables Sir Win to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets.

12	2014 Proxy Statement

WILLIAM D. GREEN

Director Since 2011

Independent

William D. Green, age 60, was Executive Chairman of Accenture, a global management consulting, technology services and outsourcing company, from 2011 through January 2013, and served as Accenture’s Chairman and Chief Executive Officer from September 2004 through December 2010. Mr. Green was a Director of Accenture from 2001 through January 2013. Prior to serving as Chief Executive Officer, Mr. Green was Accenture’s Chief Operating Officer-Client Services with overall management responsibility for the company’s operating groups. In addition, he served as Group Chief Executive of the Communications & High Tech operating group from 1999 to 2003. He was also Group Chief Executive of the Resources operating group for two years. Earlier in his career, Mr. Green led the Manufacturing industry group and was Managing Director for Accenture’s business in the United States. He joined Accenture in 1977 and became a partner in 1986. Mr. Green is a Director of EMC Corporation. Mr. Green is a member of the United Nations’ Secretary-General’s High-Level Group on Sustainable Energy for All, the Initiative for Global Development, the Business Council, the International Business Council of the World Economic Forum and the G100. Mr. Green is also a frequent speaker at business, technology and academic forums worldwide. Mr. Green has served as a Director of the Company since 2011 and is a member of the Compensation and Leadership Development and Nominating and Corporate Governance Committees.

SKILLS AND QUALIFICATIONS

As former Chairman and Chief Executive Officer of Accenture plc, Mr. Green has substantial sales, marketing, finance, manufacturing, technology and accounting experience, broad international business exposure and an extensive knowledge of government regulation and public policy. This experience enables Mr. Green to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets, including in connection with the numerous technology issues that the Company faces. As a former member of Business Roundtable, Mr. Green is able to provide the Company with valuable guidance in its business as a global provider of benchmarks and analytics for the global capital and commodity markets.

CHARLES E. HALDEMAN, JR.

Director Since 2012

Independent

Charles E. Haldeman, Jr., age 65, has been Chairman of the Board of KCG Holdings, Inc., an independent securities firm focused on market making, electronic execution and institutional sales and trading, since November 2013. Prior to that he was Chief Executive Officer of Federal Home Loan Mortgage Corporation (“Freddie Mac”), the publicly traded mortgage company, from 2009 through 2012. Mr. Haldeman was a Director of Freddie Mac from 2009 through 2012. Prior to that, he was Chairman of Putnam Investment Management, LLC in 2008 and 2009 and its President and Chief Executive Officer from 2003 through 2008. Before his tenure at Putnam, he was Chairman and Chief Executive Officer of Delaware Investments and earlier served as President and Chief Operating Officer of United Asset Management Corporation. He holds a Chartered Financial Analyst (CFA) designation. He was Chairman of the Board of Trustees of Dartmouth College from 2007 through 2010, and served as a Trustee from 2004 through 2012. He formerly served on the Board of Governors of the Investment Company Institute and the Investment Counsel Association of America. Mr. Haldeman has served as a Director of the Company since 2012 and is a member of the Audit and Compensation and Leadership Development Committees.

2014 Proxy Statement	13

SKILLS AND QUALIFICATIONS (Charles E. Haldeman, Jr., continued)

As Chairman of the Board of KCG Holdings, Inc., former Chief Executive Officer and a Director of Federal Home Loan Mortgage Corporation (“Freddie Mac”), former President and Chief Executive Officer of Putman Investment Management, LLC, former Chairman and Chief Executive Officer of Delaware Investments, and former President and Chief Operating Officer of United Asset Management Corporation, Mr. Haldeman has extensive financial services, capital markets, finance and accounting experience. This experience enables Mr. Haldeman to provide the Company with effective leadership and guidance in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. This experience has also resulted in Mr. Haldeman working closely with regulators in the financial services industry, which enables Mr. Haldeman to provide the Company with valuable guidance and insight as a global provider of credit ratings services.

HAROLD McGRAW III

Director Since 1987

Harold McGraw III, age 65, has been Non-Executive Chairman of the Company since his retirement from the Company on November 1, 2013. Prior to his retirement, he was the Company’s Chairman of the Board since 2000 and President and Chief Executive Officer since 1998. Prior to that, Mr. McGraw had been President and Chief Operating Officer of the Company since 1993. He was Executive Vice President, Operations, of the Company from 1989 to 1993. Prior to that, he was President of the McGraw-Hill Financial Services Company, President of the McGraw-Hill Publications Company, Publisher of Aviation Week & Space Technology magazine and Vice President, Corporate Planning. Before joining the Company in 1980, he held financial positions at the GTE Corporation. Mr. McGraw serves on the Boards of Directors of Phillips 66 and United Technologies Corporation. He is Chairman of the International Chamber of Commerce, Chairman of the Emergency Committee for American Trade (ECAT) and U.S. Council for International Business, and a member of The White House convened US-India CEO Forum. He is also Chairman of The U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations (ACTPN), as well as a member of the Business Council. He was Chairman of Business Roundtable from 2005 to 2009. He serves on the Boards of Committee Encouraging Corporate Philanthropy, Council for Economic Education, Carnegie Hall, The New York Public Library, National Organization on Disability, and Asia Society. Mr. McGraw has served as a Director of the Company since 1987 and is Chair of the Executive Committee. (a)

SKILLS AND QUALIFICATIONS

As President and Chief Executive Officer of the Company from 1998 until his retirement on November 1, 2013, and through the many other positions Mr. McGraw has held with the Company since joining in 1980, Mr. McGraw has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and broad international business exposure. This experience enables Mr. McGraw to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. As former Chairman and member of Business Roundtable, Chairman of the Emergency Committee for American Trade (ECAT) and U.S. Council for International Business, Chairman of the International Chamber of Commerce, Chairman of the U.S. Trade Representative’s Advisory Committee for Trade Policy and Negotiations (ACTPN), member of Boards for the U.S.-China Business Council and the U.S.-India Business Council and a member of the Business Council, Mr. McGraw has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

14	2014 Proxy Statement

ROBERT P. McGRAW

Director Since 1995

Robert P. McGraw, age 59, has been since 1999 Chairman and Chief Executive Officer of Averdale Holdings, LLC, an international investment company. Prior to that, Mr. McGraw was Executive Vice President of the Professional Publishing Group of the Company from 1989 to 1998. He was Executive Vice President of the Healthcare Group from 1987 to 1989, and Group Vice President of that same group from 1985 to 1987. Prior to that, he served in several key positions in the Health Professions Division of the Company: General Manager from 1983 to 1985; Editorial Director from 1982 to 1983; and Editor from 1979 to 1982. He joined the Company in 1976 as a sales representative for McGraw-Hill Higher Education. Mr. McGraw has served as a Director of the Company since 1995 and is a member of the Financial Policy Committee. (a)

SKILLS AND QUALIFICATIONS

As Chairman and Chief Executive Officer of Averdale Holdings, LLC, and through the many positions Mr. McGraw has previously held with the Company, Mr. McGraw has substantial sales and marketing experience, and extensive international business exposure, particularly in China, which is a growth market for the Company. This experience enables Mr. McGraw to provide the Company with valuable guidance and effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets.

HILDA OCHOA-BRILLEMBOURG

Director Since 2004

Independent

Hilda Ochoa-Brillembourg, age 69, is the founder and has been since 1987 the Chairman of the Board, Chief Executive Officer and Chief Investment Officer of Strategic Investment Group, a group of affiliated investment management firms. She has also served as its President since 1987. From 1976 to 1987, she was Chief Investment Officer of the Pension Investment Division at the World Bank. Prior to joining the World Bank, she served as an independent consultant in the fields of economics and finance, as a lecturer at the Universidad Catolica Andres Bello in Venezuela and as Treasurer of the C.A. Luz Electrica de Venezuela in Caracas. Ms. Ochoa-Brillembourg is a Director of General Mills, Inc. and Cementos Pacasmayo S.A.A. In addition, she is a Director of The Atlantic Council of the United States and a lifetime member of The Council on Foreign Relations. She is also a member of the Dean’s Executive Committee, Harvard Kennedy School of Government. Ms. Ochoa-Brillembourg is Founding Chair of the Youth Orchestra of the Americas. She is also an Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University. She is a former Director of the World Bank/International Monetary Fund Credit Union and the Harvard Management Company. Ms. Ochoa-Brillembourg has served as a Director of the Company since 2004 and is a member of the Audit and Financial Policy Committees.

2014 Proxy Statement	15

SKILLS AND QUALIFICATIONS (Hilda Ochoa-Brillembourg, continued)

As Chairman of the Board, President, Chief Executive Officer and Chief Investment Officer of Strategic Investment Group, and as former Chief Investment Officer of the Pension Investment Division at the World Bank, Ms. Ochoa-Brillembourg has substantial finance, accounting, financial services and capital markets experience, and broad international business exposure. As a former lecturer at the Universidad Catolica Andres Bello in Venezuela, a member of the Dean’s Executive Committee, Harvard Kennedy School of Government, Advisory Board member of the Rockefeller Center for Latin American Studies at Harvard University and board member of The Atlantic Council of the United States and The Council on Foreign Relations, Ms. Ochoa-Brillembourg has extensive government regulation and public policy experience. This experience is extremely valuable to the Company in the conduct of its complex global business as a leading financial intelligence company.

DOUGLAS L. PETERSON

Director Since 2013

Douglas L. Peterson, age 55, was appointed President and Chief Executive Officer of the Company effective November 1, 2013. He joined the Company in September 2011 as President of Standard & Poor’s Ratings Services. Previously, Mr. Peterson was the Chief Operating Officer of Citibank, N.A., Citigroup’s principal banking entity that operates in more than 100 countries. Mr. Peterson was with Citigroup for 26 years, during which time he transformed businesses and drove performance in investment and corporate banking, brokerage, asset management, private equity, and retail banking. His prior roles include CEO of Citigroup Japan, Country Manager for Costa Rica and Uruguay, and Chief Auditor of Citigroup. Mr. Peterson serves on the Boards of the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee and the Institute of International Finance’s Market Monitoring Group. He also serves on the Boards of Advisors of Wharton Financial Institutions Center and the Kravis Leadership Institute, and the Boards of Trustees of Claremont McKenna College and the Paul Taylor Dance Company. Mr. Peterson has served as a Director since July 2013.

SKILLS AND QUALIFICATIONS

As President and Chief Executive Officer of the Company, as former President of Standard & Poor’s Ratings Services, and through the many positions Mr. Peterson held during the 26 years he was with Citigroup and its affiliates before joining the Company, Mr. Peterson has substantial financial services, capital markets, sales and marketing, and finance and accounting experience which enables Mr. Peterson to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the global capital and commodity markets. As the Chief Executive Officer of Citigroup Japan and Country Manager for Costa Rica and Uruguay of Citigroup, Mr. Peterson has had extensive international business exposure and leadership relating to global expansion and innovation. This experience is extremely valuable to the Company in the conduct of its complex global business. As a Director of the Federal Deposit Insurance Corporation’s Systemic Resolution Advisory Committee and the Institute of International Finance’s Market Monitoring Group, Mr. Peterson also has government regulation and public policy experience.

16	2014 Proxy Statement

SIR MICHAEL RAKE

Director Since 2007

Independent

Sir Michael Rake, age 66, has been Chairman of BT Group plc (“BT”), one of the largest communications companies in the world, serving customers in more than 170 countries, since 2007. Prior to being named Chairman of BT, he was Chairman of KPMG International, one of the world’s leading accounting organizations, with operations in 148 countries and more than 113,000 professionals working in member firms worldwide. After joining KPMG in 1972, he served the company in various capacities in Belgium, Luxembourg, the Middle East and London, and led a number of major global clients’ services teams. He joined the company’s UK Board in 1991, was elected UK Senior Partner in 1998 and named International Chairman in 2002. Sir Michael is the former Chair of the Commission for Employment and Skills in the UK and was Chairman of easyJet plc from 2010 to May 31, 2013. In addition, Sir Michael is Deputy Chairman at Barclays plc and was formerly on the Board of the Financial Reporting Council. He is a member of the Board of the Transatlantic Business Council and is a William Pitt Fellow at Pembroke College, Cambridge. Sir Michael is also President of the Confederation of British Industry. Educated at Wellington College, where he is Chairman of the Governors, Sir Michael is qualified as a UK chartered accountant. He was knighted in 2007 for his services to the accounting profession. Sir Michael has served as a Director of the Company since 2007 and is Chair of the Audit Committee and a member of the Executive and Financial Policy Committees.

SKILLS AND QUALIFICATIONS

As Chairman of BT Group plc and former Chairman of KPMG International, Sir Michael has substantial finance, accounting, financial services, capital markets, technology and digital products experience, and broad international business exposure. This experience enables Sir Michael to provide the Company with effective leadership in the conduct of its business as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. The positions that Sir Michael has held as Chair of the Commission for Employment and Skills in the UK, as a member of the Board of the Financial Reporting Council in the UK, and as a member of the Board of the Transatlantic Business Council have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

EDWARD B. RUST, JR.

Director Since 2001

Independent

Edward B. Rust, Jr., age 63, has been Chief Executive Officer of State Farm Mutual Automobile Insurance Company, the largest insurer of automobiles and homes in the United States, since 1985. He was elected Chairman of the Board two years later. Mr. Rust was also President of State Farm Mutual Automobile Insurance Company from 1985 to 1998 and was re-elected President in 2007. Mr. Rust is a Director of Helmerich & Payne, an oil and gas drilling company, and Caterpillar Inc., a manufacturer of construction and mining equipment. Mr. Rust is a Trustee for Illinois Wesleyan University. Additionally, Mr. Rust is former Chairman of the U.S. Chamber of Commerce and is a member of Business Roundtable, where he served as Co-Chair for seven years, and the Financial Services Roundtable, where he served as Chairman. He was also a member of President George W. Bush’s Transition Advisory Team Committee on Education. Mr. Rust has served as a Director of the Company since 2001 and is Chair of the Nominating and Corporate Governance Committee and a member of the Audit, Compensation and Leadership Development and Executive Committees. He has also served as the Presiding Director of the Company’s Board of Directors since 2010.

2014 Proxy Statement	17

SKILLS AND QUALIFICATIONS (Edward B. Rust, Jr., continued)

As Chairman of the Board, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, as Chairman of the U.S. Chamber of Commerce, as former Co-Chair and a current member of Business Roundtable, as former Chairman of the American Enterprise Institute and as former Chairman and a current member of the Financial Services Roundtable, Mr. Rust has substantial financial services, capital markets, finance, accounting, sales and marketing experience, and extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business as a leading financial intelligence company. This experience enables Mr. Rust to provide the Company with effective leadership as a global information services provider serving the financial services, business information, and global capital and commodity markets.

KURT L. SCHMOKE

Director Since 2003

Independent

Kurt L. Schmoke, age 64, has been Vice President and General Counsel of Howard University since June 2012. Prior to that he was the Dean of Howard University School of Law from 2003 to June 2012. He was a partner at the Washington, D.C. based law firm of Wilmer Cutler & Pickering from 2000 through 2002. Mr. Schmoke served three terms as the Mayor of Baltimore from 1987 until 1999. Mr. Schmoke served as the State’s Attorney for Baltimore City from 1982 until 1987. Mr. Schmoke is a Director of Legg Mason, Inc. He is a Trustee of The Carnegie Corporation of New York and Howard Hughes Medical Institute, a private philanthropic group. Mr. Schmoke is also a member of the Council on Foreign Relations. Mr. Schmoke was named to President Jimmy Carter’s domestic policy staff in 1977. He was a Director of the Baltimore Life Companies and a Trustee of the Yale Corporation. Mr. Schmoke has served as a Director of the Company since 2003 and is a member of the Financial Policy and Nominating and Corporate Governance Committees.

SKILLS AND CHARACTERISTICS

As General Counsel of Howard University, former Dean of Howard University School of Law and a former partner at the law firm of Wilmer Cutler & Pickering, Mr. Schmoke has substantial legal experience. This experience enables Mr. Schmoke to provide the Company with effective leadership as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. As a former Mayor of Baltimore, a former State’s Attorney for Baltimore, a member of the Council on Foreign Relations, and a former member of President Jimmy Carter’s domestic policy staff, Mr. Schmoke has extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

18	2014 Proxy Statement

SIDNEY TAUREL

Director Since 1996

Independent

Sidney Taurel, age 65, is Chairman Emeritus of Eli Lilly and Company, a global pharmaceutical company. Prior to that he was Chairman of Eli Lilly and Company from 1999 to December 31, 2008 and Chief Executive Officer from 1999 to March 31, 2008. He was also its President from 1996 through 2005. Mr. Taurel joined Eli Lilly and Company in 1971 and held management positions in the company’s operations in Brazil and Europe before becoming President of Eli Lilly International Corporation in 1986. He was elected a Director of Eli Lilly and Company in 1991, became Executive Vice President in 1993, and President and Chief Operating Officer in 1996. Mr. Taurel is Chairman of the Strategic Advisory Committee for Capital Royalty, LLC. He is also a member of the Boards of IBM Corporation and BioCrossroads. In addition, Mr. Taurel is a member of the global advisory Boards for Moelis, Takeda and Almirall. He serves on the Board of Overseers of the Columbia Business School, is a member of the Business Council, and a Trustee of the Indianapolis Museum of Art. Mr. Taurel received three Presidential appointments: to the Homeland Security Advisory Council (2002-2004); the President’s Export Council (2002-2007); and the Advisory Committee for Trade Policy and Negotiations (2007-2009). Mr. Taurel has served as a Director of the Company since 1996 and is Chair of the Compensation and Leadership Development Committee and a member of the Executive and Nominating and Corporate Governance Committees.

SKILLS AND CHARACTERISTICS

As former Chairman and Chief Executive Officer of Eli Lilly and Company, Mr. Taurel has substantial sales and marketing, financial services, capital markets, finance and accounting experience, and broad international business exposure. This experience enables Mr. Taurel to provide the Company with effective leadership as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. As a former CEO of a global company and as a member of the Board of Overseers of the Columbia Business School, and as a founder of the International School of Indiana, an international school located in Indianapolis, Mr. Taurel provides effective leadership relating to global expansion and innovation. The positions Mr. Taurel has held as a member of the Business Council, the Homeland Security Advisory Council, President George W. Bush’s Export Council, and the Advisory Committee for Trade Policy and Negotiations have given him extensive government regulation and public policy experience which is extremely valuable to the Company in the conduct of its complex global business.

2014 Proxy Statement	19

RICHARD E. THORNBURGH

Director Since 2011

Independent

Richard E. Thornburgh, age 61, is Vice Chairman of Corsair Capital LLC, a private equity firm focused on investing in the global financial services industry. Mr. Thornburgh joined Corsair in 2006. Prior to that, Mr. Thornburgh held key positions with Credit Suisse First Boston (CSFB), the investment banking arm of Credit Suisse, including Executive Vice Chairman of CSFB from 2004 through 2005. He has also held key positions with Credit Suisse, including Chief Financial Officer, Chief Risk Officer and member of the Executive Board of Credit Suisse. Mr. Thornburgh is a Director of Credit Suisse Group AG, Reynolds American Inc. and NewStar Financial, Inc. He was a Director of National City Corporation and Dollar General Corporation. Mr. Thornburgh served as Chairman of the Securities Industry Association in 2004 and later joined its International Advisory Council, which provides guidance on World Trade Organization negotiations, United States-European Union market trends and other issues affecting international capital markets. In addition, he serves on the Executive Committee of the University of Cincinnati Foundation and is on the University of Cincinnati Investment Committee. Mr. Thornburgh has served as a Director of the Company since 2011 and is a member of the Audit and Financial Policy Committees.

SKILLS AND QUALIFICATIONS

As Vice Chairman of Corsair Capital LLC and as a former executive holding key financial and other positions at Credit Suisse and Credit Suisse First Boston, Mr. Thornburgh has substantial financial services, capital markets, finance and accounting experience and broad international business exposure. This experience enables Mr. Thornburgh to provide the Company with effective leadership as a leading financial intelligence company serving the financial services, business information, and global capital and commodity markets. The positions Mr. Thornburgh has held with the Securities Industry Association have further enhanced Mr. Thornburgh’s experience in these areas.

(a) Messrs. Harold McGraw III and Robert P. McGraw are brothers.

20	2014 Proxy Statement

Corporate Governance

Materials

The following corporate governance materials are available and can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com: (i) the Company’s Restated Certificate of Incorporation; (ii) the Company’s By-Laws; (iii) the Company’s Corporate Governance Guidelines; (iv) Board Committee Charters for the Company’s Audit, Compensation and Leadership Development, Executive, Financial Policy and Nominating and

Corporate Governance Committees; (v) the Code of Business Ethics applicable to all Company employees; (vi) the Code of Ethics applicable to the Company’s Chief Executive Officer and Senior Financial Officers; (vii) the Code of Business Conduct and Ethics for Directors applicable to all the Company’s Directors; and (viii) the Audit Committee’s Policy concerning Employee Complaint Procedures Regarding Accounting and Auditing Matters.

2014 Proxy Statement	21

Committees of the Board of Directors

The Company has standing Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees. The Chair of each Committee reports to the full Board as appropriate from time to time. Each Committee has a Charter that is reviewed by the Nominating and Corporate Governance Committee on a regular basis. In addition to these three standing Committees, the Board has an Executive Committee and a Financial Policy Committee. A brief description of the Nominating and Corporate Governance, Audit and Compensation and Leadership Development Committees follows.

Nominating and Corporate Governance Committee

The functions performed by the Nominating and Corporate Governance Committee include, among other matters:

•	recommending to the Board the general criteria for selection of Director nominees and evaluating possible candidates to serve on the Board;

•	recommending to the Board appropriate compensation to be paid to Directors;

•	determining whether any material relationship between a non-management Director and the Company might exist that would affect that Director’s status as independent;

•	making recommendations, from time to time, to the Board as to matters of corporate governance and periodically monitoring the Board’s performance; and

•	reviewing with the Board succession plans for the Chief Executive Officer and the direct reports to the Chief Executive Officer.

Additional information about the Nominating and Corporate Governance Committee follows:

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.
•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•

The Committee will consider nominees for Director recommended by shareholders. If a shareholder wishes to recommend a candidate for Director, the shareholder should submit a written nomination to the Nominating and Corporate Governance Committee, c/o the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095. In general, a shareholder wishing to nominate a Director at an Annual Meeting must deliver written notice of the nomination to the Company’s Secretary no earlier than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The notice must: (a) set forth the name and address of the nominating shareholder, the number of shares owned by such shareholder, and any other information relating to such shareholder that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Securities Exchange Act of 1934 (the “Exchange Act”); (b) set forth all information relating to the Director nominee that would be required to be disclosed in a Proxy Statement in connection with a contested election for Directors pursuant to Section 14 of the Exchange Act (including such person’s consent to being named as a nominee and to serving as a Director if elected), and a description of all compensation and other material relationships between the nominating shareholder and the Director nominee; and (c) include a completed questionnaire, representation and agreement signed by the Director nominee, copies of which may be obtained from the Company’s Secretary. These requirements are more fully described in the Company’s By-Laws. The By-Laws can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

22	2014 Proxy Statement

•

The Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the then-current composition of the Board. In addition to qualities of intellect, integrity and judgment, this assessment takes into consideration diversity, background, senior management experience and an understanding of marketing, finance, technology, international business matters, government regulation, public policy and the global capital and commodity markets. The Committee makes this determination in the context of an assessment of the perceived needs of the Board at that point in time.

•	The Committee evaluates all nominees for Director based on these criteria, including nominees recommended by shareholders.

•	All nominees for Director included on the Company’s proxy card are currently serving as Directors of the Company.

•	The Committee may retain and terminate search firms to identify Director candidates. The Committee has the sole authority to approve the fees and other retention terms of any such firms.

Processes and Procedures for Determining Director Compensation

The Nominating and Corporate Governance Committee is comprised of five Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee.

The Committee is solely responsible for determining all matters concerning compensation for the independent members of the Board. It is not authorized to delegate its authority to determine Director compensation. All compensation recommendations by the Committee are submitted to the full Board for review and approval. Directors who are employees of the Company do not receive any compensation for their Board services.

The Committee has sole authority to directly retain external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities.

Executive officers play no role in determining the amount or form of Director compensation. The Committee annually reviews the competitiveness of the Company’s Director compensation based on pay practices among the Company’s proxy peer group. During 2013, the Committee engaged Pay Governance LLC to review this compensation survey data and advise the Committee on changes to Director compensation.

Audit Committee

The Company has an Audit Committee comprised of five Directors that has been established by the Board of Directors for the purpose of overseeing the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Board of Directors appoints the Committee Chair and determines which Directors serve on the Committee. The Audit Committee’s duties include, among other matters, assisting the Board’s oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s enterprise risk management process;

•	the qualifications and independence of the Company’s independent Registered Public Accounting Firm; and

•	the performance of the Company’s internal and external auditors.

Additional information about the Audit Committee follows:

•	The Audit Committee Report, found on page 28 of this Proxy Statement, summarizes certain important actions of the Committee taken during the Company’s 2013 fiscal year.

2014 Proxy Statement	23

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

•

All current members of the Committee are independent as defined in the rules of the New York Stock Exchange. In addition, all current members of the Committee are independent as defined by the following additional SEC independence criteria applicable to Audit Committee members:

•	No Audit Committee member may accept directly or indirectly any consulting, advisory or other compensatory fee from the Company.

•	No Audit Committee member may be an affiliated person of the Company.

•

The Board has determined that all members of the Audit Committee qualify as “financial experts” as defined in the rules of the SEC and the New York Stock Exchange. There is a brief listing of the qualifications of the Director nominees who are Committee members in their respective biographies found on pages 13 through 20 of this Proxy Statement. As noted above, the Board has determined that all of the Audit Committee’s “financial experts” are independent of the Company and its management.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee’s duties include, among other matters:

•	establishing an overall total compensation philosophy for the Company;

•	establishing and approving the compensation to be paid to the Company’s senior management;

•	administering the Company’s incentive compensation plans;

•

establishing performance objectives and approving awards and payments in connection with the Company’s incentive compensation plans to ensure consistency with the Company’s financial and strategic plans and objectives; and

•	reviewing the succession and development plans for executives and other key talent below the direct reports to the Chief Executive Officer.

Additional information about the Compensation and Leadership Development Committee follows:

•	All current members of the Committee are independent as defined in the rules of the New York Stock Exchange.

•	The Committee has a Charter which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com.

Processes and Procedures for Determining Executive Compensation

The Compensation and Leadership Development Committee is comprised of six Directors, all of whom meet the independence requirements of the New York Stock Exchange. The Board of Directors appoints the Committee Chair and determines the composition of the Committee members.

The Committee is responsible for approving all matters concerning the Company’s total compensation philosophy, including conducting periodic reviews of the philosophy to ensure it supports the Committee’s objectives and shareholder interests. The Committee is responsible for administering and interpreting the Key Executive Short-Term Incentive Compensation Plan, the Employee Stock Incentive Plan and all other compensation and benefits plans in which the Company’s senior management participate.

The Committee has sole authority to retain and terminate all external consultants and to commission surveys or analyses that it determines necessary to fulfill its responsibilities. Additionally, the Committee has sole authority to approve the fees of the external consultants. From January 2013 through August 2013, Frederic W. Cook & Co. was the Committee’s advisor. Since September 2013, Pay Governance LLC has been the Committee’s advisor. The Committee utilizes the services of Pay Governance LLC as its external compensation advisor for all matters concerning the Company’s senior management compensation programs. Pay Governance LLC

24	2014 Proxy Statement

provides no other executive compensation consulting or other services to the Company or its management. Pay Governance LLC works in cooperation with Company management on matters that come before the Committee but always in its capacity as the Committee’s independent advisor and representative. The Committee has entered into a consulting agreement with Pay Governance LLC that specifies the nature and scope of its responsibilities, which include: (1) reviewing Committee agendas and supporting materials in advance of each meeting and raising questions or issues with management and the Committee Chair as appropriate; (2) at the Committee’s instigation, working with management on major proposals in advance of finalization by, and presentation to, the Committee; (3) reviewing drafts of the Company’s Compensation Discussion and Analysis and the Compensation Committee Report and related tables for inclusion in the Company’s Proxy Statement each year; (4) evaluating the chosen compensation peer group and survey data for competitive comparisons; (5) reviewing comparative data on the compensation of the Chief Executive Officer and providing independent analyses and recommendations on the Chief Executive Officer’s compensation to the Committee Chair; and (6) proactively advising the Committee on best practices for Board governance of executive compensation.

The Committee annually reviews and approves the corporate goals and objectives for the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, establishes the Chief Executive Officer’s total compensation and refers its recommendations to the independent Directors of the Board of Directors for ratification.

The Committee annually reviews and approves the individual compensation actions for the direct reports to the Chief Executive Officer and for approximately 9 other senior executives. Below this level, the Committee approves the overall design of the total executive compensation program and delegates the discretion to approve individual compensation decisions to the Chief Executive Officer. The other named executive officers recommend compensation actions for the senior executives in their organizations and these compensation actions are then approved by the Chief Executive Officer.

During 2013, Pay Governance LLC was also engaged by the Nominating and Corporate Governance Committee to advise on compensation paid to the non-employee Directors. In this capacity, Pay Governance LLC works solely for the Board and provides no services to management.

In accordance with the Committee’s new policy on assessing advisor independence, the Committee determined in 2014 that there were no conflicts of interest or issues related to independence that would impact the advice to the Committee from the firm of Frederic W. Cook & Co. or Pay Governance LLC and the representatives of Frederic W. Cook & Co. and Pay Governance LLC who advise both the Committee on executive compensation matters and the Nominating & Corporate Governance Committee on director compensation matters. For a further discussion of the independence assessment policy, see page 33 of this Proxy Statement.

Compensation Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with Company management the Compensation Discussion and Analysis found on pages 31 through 45 of this Proxy Statement, and based on this review and discussion, the Compensation and Leadership Development Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

The foregoing report has been furnished on behalf of the Board of Directors by the members of its Compensation and Leadership Development Committee.

Sidney Taurel (Chairman)

Sir Winfried Bischoff

William D. Green

Charles E. Haldeman, Jr.

Linda Koch Lorimer

Edward B. Rust, Jr.

2014 Proxy Statement	25

Membership and Meetings of the Board and Its Committees

In 2013, no Director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. Current Committee membership and the number of meetings of the full Board and each Committee held during 2013 are shown in the table below.

	Board	Audit	Compensation & Leadership Development	Executive	Financial Policy	Nominating & Corporate Governance
Pedro Aspe (a)	Member				Member
Sir Winfried Bischoff	Member		Member	Member	Chair
William D. Green	Member		Member			Member
Charles E. Haldeman, Jr.	Member	Member	Member
Linda Koch Lorimer (b)	Member		Member			Member
Harold McGraw III	Chair			Chair
Robert P. McGraw	Member				Member
Hilda Ochoa-Brillembourg	Member	Member			Member
Douglas L. Peterson (c)	Member
Sir Michael Rake	Member	Chair		Member	Member
Edward B. Rust, Jr.	Member	Member	Member	Member		Chair
Kurt L. Schmoke	Member				Member	Member
Sidney Taurel	Member		Chair	Member		Member
Richard E. Thornburgh	Member	Member			Member
Number of 2013 Meetings	10	10	7	0	8	7

(a)	Dr. Pedro Aspe resigned as a Director of the Company effective October 24, 2013, and thus did not attend any Board or Committee meetings of the Company after that date.

(b)	On February 26, 2014, Ms. Linda Koch Lorimer advised the Company of her decision not to stand for re-election to the Board at this Annual Meeting.

(c)	Mr. Douglas L. Peterson was elected a Director of the Company on July 11, 2013, and thus did not attend any Board meetings of the Company prior to that date.

In 2013, the non-management Directors met in executive sessions twice without any member of management present. Mr. Robert P. McGraw, who is not an independent Director as defined in the rules of the New York Stock Exchange due to his familial relationship with Mr. Harold McGraw III, the Company’s Chairman and former President and Chief Executive Officer, was not present at one of these non-management Director executive sessions.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation and Leadership Development Committee.

26	2014 Proxy Statement

Director and Officer Indemnification and Insurance

Each Director and certain of our executive officers have entered into an indemnification agreement with the Company which provides indemnification for judgments and amounts paid in settlement and related expenses to the fullest extent permitted under the applicable provisions of the New York Business Corporation Law (“NYBCL”). This indemnification will be reduced to the extent that a Director or executive officer is indemnified by the Company’s Directors’ and Officers’ liability insurance.

The Company has for many years had an insurance program in place that provides Directors’ and Officers’ liability insurance coverage. The Company’s current insurance coverage was purchased for the period May 15, 2013 to May 15, 2014 for a premium of approximately $3,225,000. This insurance is provided by a consortium of carriers, which includes: National Union Fire Insurance Company of Pittsburgh, PA; Federal Insurance Co.; Great American Insurance Co.; Freedom Specialty Insurance Co.; AXIS Insurance Company; St. Paul Mercury Insurance Co.; and Arch Insurance Co. This program also includes additional capacity dedicated to providing excess coverage for Directors and certain of our executive officers when the Company cannot indemnify them. The additional capacity is provided by: RLI Insurance Company; Continental Casualty Company; Carolina Casualty Insurance Company; and XL Specialty Insurance Company.

The Company also maintains a fiduciary liability insurance program that covers Directors and employees who serve as fiduciaries for our employee benefit plans. This coverage, subject to a number of standard exclusions and certain deductibles, indemnifies the Directors and employees from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States. The Company’s current fiduciary liability coverage was purchased for the period May 15, 2013 to May 15, 2014 for a premium of approximately $275,000 and is provided by the following consortium of carriers: National Union Fire Insurance Company of Pittsburgh, PA; Arch Insurance Co.; and XL Specialty Insurance Company.

2014 Proxy Statement	27

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. All of the members of the Committee are independent Directors as defined in the rules of the New York Stock Exchange. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Board has adopted a written Charter for the Audit Committee.

In this context, the Committee has met and held discussions with management and the Company’s independent Registered Public Accounting Firm. Management represented to the Committee that it is responsible for the financial reporting process, including the system of internal controls, for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal controls over financial reporting. The Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent Registered Public Accounting Firm, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee also discussed with management the process used to support the certifications required by the Sarbanes-Oxley Act of 2002 and to support management’s annual report on the Company’s internal controls over financial reporting. The Committee discussed with the independent Registered Public Accounting Firm matters to be discussed as required by the Public Company Accounting Oversight Board (PCAOB), rules of the Securities and Exchange Commission, and other applicable regulations.

In addition, the Committee has reviewed and discussed with the Company’s independent Registered Public Accounting Firm the firm’s independence from the Company and its management. The Audit Committee received from the independent Registered Public Accounting Firm the written disclosures and the letter regarding its independence as required by the PCAOB’s applicable requirements.

The Committee has also considered whether the provision of services by the Company’s independent Registered Public Accounting Firm, Ernst & Young LLP, not related to the audit of the financial statements referred to above, is compatible with maintaining Ernst & Young LLP’s independence.

The Committee discussed with the Company’s internal auditors and independent Registered Public Accounting Firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent Registered Public Accounting Firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent Registered Public Accounting Firm for 2014.

Sir Michael Rake (Chairman)
Charles E. Haldeman, Jr.
Hilda Ochoa-Brillembourg
Edward B. Rust, Jr.
Richard E. Thornburgh

28	2014 Proxy Statement

Transactions With Related Persons

Under SEC rules, we are required to disclose material transactions with the Company in which “related persons” have a direct or indirect material interest. Related persons include any Director, nominee for Director, executive officer of the Company, any immediate family members of such persons, and any persons known by the Company to be beneficial owners of more than five percent of the Company’s voting securities. The term “transaction” is broadly defined under SEC rules to include any financial transaction, arrangement or relationship, including any indebtedness transaction or guarantee of indebtedness.

Based on information available to us and provided to us by our Directors and executive officers and other than the items referred to below, we do not believe that there were any such material transactions in effect since January 1, 2013, or any such material transactions proposed to be entered into during 2014.

For security reasons, during the period that Mr. Harold McGraw III served as our President and Chief Executive Officer, he was required to use Company provided aircraft for all air travel. Mr. McGraw’s current arrangement as Non-Executive Chairman permits him to continue to use Company provided aircraft under the same guidelines that applied to him prior to his retirement as President and Chief Executive Officer. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. Mr. McGraw and the Company have entered into an Aircraft Time Sharing Agreement, dated as of September 15, 2004, which provides for such reimbursement. The Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee of the Company’s Board of Directors have approved this arrangement. The Company’s policy limits the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. During 2013, Mr. McGraw made payments to the Company of $149,693 under this Agreement.

Mr. Whit McGraw, the son of Mr. Harold McGraw III, is employed by the Company as an executive in its S&P Capital IQ business unit. During 2013, Mr. Whit McGraw received compensation of $322,500 (which included a base salary of $172,500 and an incentive payment of $150,000). His compensation (including base salary and long-term and short-term incentive opportunities) is reviewed on an annual basis in accordance with the Company’s regular pay practices.

The Company’s Board of Directors has adopted a written policy that requires the Board’s Nominating and Corporate Governance Committee to review and approve any related party transactions. At each calendar year’s first regularly scheduled meeting of the Nominating and Corporate Governance Committee, management is required to present to the Committee specific information with respect to any such transaction expected to be entered into or continued during that calendar year. After reviewing this information, the Committee will approve such transaction only if the following two conditions are met: (1) the transaction must be in the best interests (or not inconsistent with the best interests) of the Company and its shareholders; and (2) the transaction must be entered into by the Company on terms that are comparable to those that would be obtained in an arm’s-length transaction with an unrelated third party. If any additional related party transactions are proposed to be entered into subsequent to the Committee’s first calendar year meeting, management is required to present such transactions to the Committee for approval or ratification at a subsequent meeting of the Committee.

2014 Proxy Statement	29

EXECUTIVE COMPENSATION

This section contains information on various aspects of compensation of the Company’s executives. In particular, it contains information regarding the cash and equity compensation of the “named executive officers.” The named executive officers of the Company for 2013 include the Chief Executive Officer (“CEO”), Mr. Harold McGraw III, who served as CEO from January 1, 2013 through October 31, 2013, and Mr. Douglas L. Peterson, who served as CEO from November 1, 2013 through December 31, 2013, and the Chief Financial Officer (“CFO”), Mr. Jack F. Callahan, Jr. The named executive officers also include the Company’s three most highly compensated executive officers other than the CEO and CFO who were serving as executive officers on December 31, 2013, namely: Messrs. Kenneth M. Vittor (Executive Vice President and General Counsel); D. Edward Smyth (Executive Vice President, Corporate Affairs); and John L. Berisford (Executive Vice President, Human Resources). In addition, the named executive officers of the Company include Mr. Charles L. Teschner, Jr., who served as Executive Vice President, Global Strategy of the Company from January 1, 2013 through August 14, 2013.

30	2014 Proxy Statement

Compensation Discussion and Analysis

The Compensation and Leadership Development Committee of our Board of Directors (the “Committee”) oversees our compensation program for senior executives on behalf of our Board. Information about the Committee and its members who are Director nominees can be found on pages 12 through 19 and pages 24 through 26 of this Proxy Statement.

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, the basis for the compensation paid to our named executive officers for 2013 and the approved compensation opportunities for our named executive officers for 2014. Our CD&A includes adjusted financial information. Please see our 2013 year-end earnings release filed on Form 8-K dated February 4, 2014 for exhibits that reconcile the differences between the non-GAAP measures in the CD&A and comparable financial measures calculated in accordance with U.S. GAAP.

Executive Summary

Philosophy. Our compensation philosophy is to reward our executives for value-creating performance by linking a significant portion of pay to one or more performance metrics that are intended to create value for our shareholders. We implement our compensation practices within the framework of pay-for-performance and in a manner that we believe helps us attract the highest quality talent to our executive ranks and retain these individuals by rewarding excellence in leadership and success in the implementation of our business strategy.

In 2013, the three key elements of our pay program continued to be base salary, annual cash bonus and long-term incentive awards linked to our common stock. This summary discusses compensation highlights from 2013. We also note in this summary certain decisions we have made that affect the 2014 compensation of our named executive officers and that are relevant to an understanding of 2013 pay.

Highlights

2013 was a year of transition. In March 2013, we substantially completed our Growth & Value Plan with the closing of the sale of McGraw-Hill Education (“MHE”) and emerged as a business with a primary focus on financial intelligence. As a result of the sale of MHE, the Committee approved a new peer group of specialty finance companies for purposes of benchmarking compensation. In November 2013, Mr. Harold McGraw III retired as our long-standing President and Chief Executive Officer (“CEO”) and was succeeded in those roles by Mr. Douglas L. Peterson, the former head of Standard & Poor’s Ratings Services. Mr. McGraw continued as Chairman of the Board, thereby splitting the responsibilities of the Chairman and the CEO. During 2013, we also saw the retirement of the Committee’s long-time compensation consultant, Frederic Cook, and the hiring of Pay Governance LLC as the Committee’s new advisor.

The following are the key aspects of our 2013 compensation program and also certain aspects of our program for 2014. Note that, when we discuss CEO compensation for 2013 in this CD&A, unless indicated otherwise, we are referring to the amounts paid to Mr. McGraw:

•

Adjusted non-GAAP net income for incentive purposes was $930 million, representing growth of 19%, which was 137% of the target goal of 13.7%. Our 2013 reported net income from continuing operations of $812 million was adjusted by the Committee to exclude the following items:

¡

$197 million in net pre-tax non-recurring charges. Net non-recurring charges include Growth & Value Plan costs of $64 million, legal settlement costs of $77 million, $36 million non-cash impairment of a data center, $24 million net gain from dispositions, $13 million lease termination charges and $31 million restructuring/other costs;

¡	A $82 million reduction in provision for taxes and a $4 million reduction in net income at-

2014 Proxy Statement	31

tributable to non-controlling interests from the above mentioned items; and

¡	$1 million post-tax reduction for savings realized from 2013 restructuring actions.

•

Adjusted non-GAAP net income of $930 million resulted in an achievement of 180.7% (weighted 75%) and revenue of $4.875 billion, representing growth of 10%, resulted in an achievement of 117.2% (weighted 25%). Based on these achievements, our 2013 annual incentive pool funded at 165% of the target level.

•

Our compensation decisions for 2013 were taken in the context of total shareholder return of 46% for 2013, which had the positive effects of enhancing both shareholder value and the value of our executives’ compensation programs.

•	Base salaries for named executive officers (excluding Mr. Peterson) were not increased for 2013 from 2012 rates and will not be increased for 2014.

•

In connection with Mr. Peterson’s appointment as our President and CEO, the Committee recommended to the Board, and the Board approved, a new compensation package for him. The package took into account market data from our newly established proxy peer group and recognized Mr. Peterson’s contributions as President of Standard & Poor’s Ratings Services. The main component of the package consists of a long-term incentive grant to be made in connection with our 2014 award cycle.

•

Approximately 80% of Mr. McGraw’s total 2013 target compensation opportunity was performance-based and a significant portion of the 2013 target annual compensation of our other named executive officers was also performance-based.

•

In April 2013, we granted performance share units (“PSUs”) to our named executive officers as part of our long-term incentive compensation program. These awards have adjusted non-GAAP EPS performance growth goals measured for 2013 through 2015.

•

The Committee established a new proxy peer group as a result of our change in business emphasis and GICS code associated with the sale of MHE. We are now identified as Specialized Finance rather than Publishing. In identifying our new peer group, we considered a number of factors, including ISS’ methodology to identify peer groups, and the annual revenue, market capitalization and mix of businesses of the companies considered and selected. The new peer group of 21 companies can be found on page 35 of this Proxy Statement.

•	After an extensive interview process, the Committee selected the firm of Pay Governance LLC as its new advisor. Pay Governance LLC began attending Committee meetings in September.

•

The Committee amended the provisions of our Key Executive Short-Term Incentive Compensation Plan (“STIC”) to afford the Committee greater discretion to determine the actual amount of the bonus payable for the year of the participants’ termination of employment due to retirement, death or disability.

We believe these highlights demonstrate our commitment to pay-for-performance, to rewarding excellence by our executives in developing and implementing our business strategy and to adapting our compensation practices to take into account changes in our business and market conditions. The remainder of this CD&A provides further information about the topics highlighted in this summary.

Details of Our Executive Compensation Program

This section of our CD&A provides in question and answer format more detailed information about our executive compensation program.

What Are Our Main Compensation Objectives?

The main objectives of our executive compensation program are:

•	To enable us to hire and retain high-caliber executive talent;

32	2014 Proxy Statement

•	To provide appropriate incentives for both business and individual performance;

•	To ensure that our executive incentive programs encourage prudent, but not excessive, risk taking;

•	To build value for shareholders by linking a significant portion of compensation to long-term Company performance; and

•	To encourage the acquisition and retention of a significant ownership stake in the Company.

What Are the Core Principles and Practices We Use to Implement Our Executive Compensation Program?

We use the following core principles and practices, which have been applied in prior years and were applied again in 2013, to set the compensation of our named executive officers:

•

Our Committee reviews competitive market data and individual and corporate performance results in setting the target compensation opportunity level for our CEO. A similar process is used in formulating the recommendations to the Committee for the compensation opportunity levels for the other named executive officers.

•

Our Committee uses an independent external compensation advisor. From January through August, Frederic W. Cook & Co was the Committee’s advisor and since September, the advisor has been Pay Governance LLC. The advisor reports directly to the Committee in overseeing our executive compensation program and in setting the compensation level for the CEO. The advisor reviews materials developed for each Committee meeting, provides comments to the Chair, and regularly attends Committee meetings. The advisor conducts studies of compensation issues of concern to the Committee, as requested, provides independent analysis and recommendations for CEO compensation to the Committee without the foreknowledge of the CEO, and is permitted to work with management on behalf of the Committee on the development of materials for Committee meetings. Neither Frederic W. Cook & Co nor Pay Governance LLC provides services directly to management. In accordance with the Committee’s newly adopted policy on advisor independence, the Committee determined in 2013 that there were no conflicts of interest or issues related to independence that would impact the advice to the Committee from either firm or the individuals at each firm providing advice to the Committee. As discussed below, McLagan and Towers Watson also provide annual market compensation data to us.

•	For each of our named executive officers other than the CEO, we use a “pool approach” for funding the annual cash incentive awards. This pool approach is discussed on page 38 of this Proxy Statement.

•	We endeavor to align the performance measures and goals that drive our incentive plans to the key strategic measures that we believe drive long-term value creation for our shareholders.

•

We use objective measures of performance in setting compensation levels. For 2013, we used net income and revenue as the performance measures for funding the corporate annual incentive pool. We returned to using a three-year measurement period for the adjusted earnings per share (“EPS”) growth as the objective performance measure for determining the achievement and payment of the 2013 long-term PSU awards. In 2013, we also returned to our prior practice of including stock options in the mix of long-term incentive awards to our named executive officers to further align compensation with the creation of long-term value for shareholders.

•

For 2014, we will be using net income and revenue as the performance measures for the corporate annual incentive pool. For long-term incentives, we will continue to award a blend of PSUs and stock options. We will also continue to use adjusted EPS growth over a three-year period as the performance measure to determine the achievement and payment of the long-term PSU awards.

•	We make reasonable efforts to cause the incentive compensation paid to our named executive officers to be deductible under Section 162(m) of the Internal Revenue Code, but

2014 Proxy Statement	33

maintain the ability to award compensation that is not deductible. Beginning in 2014, in addition to adjusted EPS growth, we have added a net income performance goal to our 2014 PSU awards to our current executive officers and a small number of other executives as a means of qualifying the payments under the PSU as qualified performance compensation (and, therefore, deductible compensation) for purposes of Section 162(m) of the Internal Revenue Code. The net income goal is used to establish the maximum deductible payment that may be made in respect of the 2014 PSU awards, and adjusted EPS growth is used to determine the actual amount of the payment for these awards. This approach is intended to preserve the tax deductibility of the award payout while giving our Committee greater flexibility in calculating adjustments to EPS.

•	We consider accounting expense in determining the amount and type of equity awards.

•

We do not offer individual employment agreements to the named executive officers, and we do not provide special retirement arrangements for our named executive officers other than Mr. McGraw. Consistent with this policy, we did not enter into an employment agreement with Mr. Peterson in connection with his appointment as our President and CEO.

•	We encourage and monitor equity ownership by management, and we have adopted senior executive share ownership guidelines.

•	We have a senior executive pay recovery policy that applies to payments of incentive compensation made under the Company’s annual and long-term incentive plans.

What Are the Elements of Our Executive Compensation Program?

Our executive compensation program for our named executive officers consists of the following elements:

•	Base salary;

•	Annual cash incentives under our STIC; and

•	Stock-based long-term incentives under our 2002 Stock Incentive Plan.

We also provide (i) defined contribution retirement benefits and other post-employment benefits under our tax-qualified and non-qualified retirement plans and under our Senior Executive Severance Plan, (ii) health and welfare benefits under our group benefit plans and supplemental death and disability plans, and (iii) limited perquisites and other fringe benefits.

How Do We Use Market Data in Setting Compensation Levels?

For our named executive officers other than the CEO, we review the range of market compensation between the 25th and 75th percentiles for the companies in the compensation surveys described below to develop an understanding about the general market practice for each position. In general, we design our executive compensation program to pay median levels of compensation for target levels of achievement, to pay below median for achievement below target, and to pay above median compensation for significantly higher levels of achievement versus target goals.

We review compensation market data in setting base salaries and short-term and long-term incentive opportunities for our named executive officers. However, we do not limit or increase individual incentive payments based solely on these broad compensation market data reference points.

For purposes of setting the compensation of the named executive officers, other than the CEO, for 2013, the Committee was provided with information from the 2013 Towers Watson Financial Industry Survey and the 2013 Towers Watson General Industry Executive Compensation Survey, in which the Company participates. These surveys contain information on base salaries, annual incentives, and equity awards within the financial services industry and general industry. For 2013 for the CEO, the Committee reviewed a composite of the market data for the Standard & Poor’s 500 Financial Services Sector prepared by Frederic W. Cook & Co.

For purposes of setting compensation targets for 2014, the Committee was provided with information from the 2013 Towers Watson Gen-

34	2014 Proxy Statement

eral Industry Executive Compensation and the 2013 McLagan Financial Services Survey, in which the Company also participates. Pay Governance LLC also provided competitive data for our proxy peer group. None of the survey data provided to us in any McLagan or Towers Watson survey identifies the specific companies that reported this compensation information.

With the sale of MHE, our business emphasis and associated GICS code changed, and we are now identified as Specialized Finance for purposes of this classification system. As a result of these changes, we developed a new proxy peer group that we believe more appropriately reflects our business sector and the companies with whom we compete for talent. The following companies make up our new peer group:

State Street Corporation

BlackRock, Inc.

Discover Financial Services

MasterCard Incorporated

Franklin Resources, Inc.

SLM Corporation

Fidelity National Information Services, Inc.

The Charles Schwab Corporation

Fiserv, Inc.

Northern Trust Corporation

Invesco, Ltd.

Raymond James Financial, Inc.

IntercontinentalExchange, Inc

The NASDAQ QMX Group, Inc.

CME Group, Inc.

T. Rowe Price Group, Inc.

TD Ameritrade Holding Corporation

Legg Mason, Inc.

Moody’s Corporation

Equifax Inc.

Verisk Analytics, Inc.

The 2013 and 2014 total compensation recommendations for Mr. Peterson were based on competitive data from this new group.

How Did We Take into Account the Results of Last Year’s Say-on-Pay Vote?

We value the opinions of our shareholders. At the 2013 Annual Meeting of Shareholders, approximately 97% of the votes cast on the say-on-pay proposal were cast in favor of the executive compensation program described in our 2013 Proxy Statement. In light of this strong shareholder support, we concluded that no revisions were necessary to our executive compensation program based solely on the results of the say-on-pay vote.

What Actions Did We Take to Address Risk in Our Executive Compensation Program?

In 2014, management updated its prior review of the Company’s incentive compensation plans, noting in particular the revisions to our 2014 STIC and 2014 PSU awards described above. The conclusion of the updated review is that the plan changes do not present a material risk of causing behavior by management that is reasonably likely to have a material adverse effect on the Company. Management reviewed its findings with the Committee and Pay Governance LLC, and both the Committee and Pay Governance LLC concurred in these findings and conclusions.

In 2013, as noted above, the Committee established performance metrics that focused on revenue, net income and adjusted EPS growth. The Committee established goals and a range of payment opportunities for achievement below and above the target goals established in an effort to motivate the achievement of the established goals without inappropriate or excessive risk taking. This approach is applied by the Committee both to awards under the STIC and to the payment terms of PSUs. In addition, the Committee annually assesses plan design, performance metrics, and goals for the annual incentive plans within the Company’s business units to ensure that the designs of these annual incentive plans are appropriately aligned with business and regulatory considerations and do not encourage excessive risk taking.

2014 Proxy Statement	35

What Considerations Were Taken to Determine Compensation During the Transition to a New President and CEO?

The Committee determined that it was important to treat Mr. McGraw in the same manner as any other retiring officer of the Company. As a result, the payments to Mr. McGraw in connection with his retirement as President and CEO followed the terms of our executive compensation plans and arrangements in which he participated at the time of his retirement.

In connection with Mr. McGraw’s election by the Board as Non-Executive Chairman of the Board (“NEC”), the Nominating and Corporate Governance Committee (“NCGC”) approved a special Director compensation arrangement for him that recognizes the additional transition, advisory and leadership services that Mr. McGraw would be performing for the Board. The arrangement consists of an annual cash retainer at the annual rate of $400,000, which is in lieu of the meeting, Director fees and stock-based compensation paid to other non-employee Directors. The arrangement with Mr. McGraw also contemplates the continuation of certain perquisites and benefits provided to Mr. McGraw prior to his retirement. Given the extensive equity holdings of Mr. McGraw, the NCGC further determined that the full amount of the retainer would be paid in cash, and that he would not be eligible to receive the stock-based compensation payable to other non-employee Directors. The arrangement terminates upon the earlier of Mr. McGraw’s retirement from the Board or our 2014 Annual Meeting of Shareholders, unless we and Mr. McGraw agree to extend or modify it. This arrangement recognizes the role that Mr. McGraw plays in the transition to our new leadership and the services that he will perform following his retirement that are in addition to those performed by other non-employee Directors.

In connection with Mr. Peterson’s appointment as our President and CEO, the Committee recommended to the Board, and the Board approved, a compensation package consisting of an annual base salary at the rate of $900,000, an annual target bonus opportunity of $1,100,000 and an annual long-term incentive award with an initial target value of $4,000,000. Mr. Peterson’s new annual rate of base salary for 2013 was effective as of July 11, 2013. Mr. Peterson’s target bonus opportunity for 2013 consisted of a prorated target for the period that he served as President of Standard & Poor’s Ratings Services plus a prorated target for the portion of the year during which he assisted with the transition of management at the Company and then served as President and CEO of the Company. Mr. Peterson’s initial long-term incentive target will be made in connection with our 2014 long-term incentive grants and will consist of an award mix of 70% PSUs and 30% stock options. Consistent with our policies, we did not enter into an employment agreement with Mr. Peterson when he became our President and CEO.

The Committee set Mr. Peterson’s total target compensation package for each of 2013 and 2014 in consultation with Frederic W. Cook & Co. The Committee set the amount of Mr. Peterson’s target total direct compensation for 2014 at the 11th percentile of CEO compensation for companies in our new peer group and, in setting this pay level, considered Mr. Peterson’s extensive experience in the financial services industry. For a description of our new peer group, see page 35 of this Proxy Statement.

The cash bonus paid to Mr. Peterson for 2013 will not be tax deductible under Section 162(m) of the Internal Revenue Code because Mr. Peterson was not a participant in the Section 162(m) portion of our STIC at the inception of the 2013 plan year. We anticipate that future bonuses payable under the STIC to Mr. Peterson will be tax deductible under Section 162(m) of the Internal Revenue Code.

In 2013, the Committee made an incremental award to Mr. Callahan of 23,958 PSUs, with a grant date fair market value of $1,500,000. The incremental PSU award to Mr. Callahan will be earned based on the achievement of an adjusted 2015 EPS target that is consistent with the target set for the PSU grants made to other participants at the start of 2013. In making the incremental award, the Committee wished to acknowledge the key role that Mr. Callahan will play in the transition, to signal strongly to him

36	2014 Proxy Statement

and to our investors the importance of his continuation with the Company in the role of Chief Financial Officer, and to provide a performance-based award that would further align Mr. Callahan with respect to the management and strategic direction of the Company.

How Do We Consider Individual Performance for Our Named Executive Officers?

The Committee and the other independent members of the full Board review and approve the Company performance objectives and personal goals for the CEO at the beginning of the year. At or after year-end, the Committee members evaluate the CEO’s performance, achievements and contributions and make decisions concerning the CEO’s base salary, target annual incentive and long-term incentive awards for the upcoming year. The Committee Chairman reviews these decisions with the other independent members of the Board and solicits their input and approval for the CEO’s compensation. The Committee Chairman then reports these decisions to the CEO along with feedback about the assessments of his performance during the year.

For all executive officers other than the CEO, we use a global Performance Management Program that measures performance against individual qualitative and quantitative goals, behaviors and competencies. The performance evaluations are then used along with other considerations, such as compensation survey data, merit budget increase guidelines and the consideration of an individual’s potential contributions by his or her manager, to determine base salary changes, annual incentive payments and the amount of long-term incentive awards. For 2013, however, the Committee determined not to apply the global Performance Management Program to our corporate employees (including our named executive officers) due to the Company’s ongoing transition following the implementation of the Growth & Value Plan. For both 2012 and 2013, we concluded that it would have been difficult to assign individual goals to our corporate employees, since many functions were reorganized and many employees saw their roles change considerably. We are committed to returning to the practice of having all corporate employees, including our named executive officers, participate in the Performance Management Program in 2014.

The CEO reviews and assesses the accomplishments and achievements of each of the other named executive officers and formulates a performance evaluation and compensation recommendation for each of them. We do not use specific corporate performance targets in assessing individual performance of the named executive officers (other than the CEO). As described below, the CEO makes annual recommendations to the Committee regarding the base salary and the annual and long-term incentives awarded to the other named executive officers for the Committee’s review and approval and, in connection with his recommendations, he discusses with the Committee his evaluation of each executive’s individual performance.

How Do We Determine Base Salaries?

We pay a base salary to our named executive officers to provide a fixed amount of cash compensation on which they can rely. Base salaries of named executive officers are reviewed on an annual basis against compensation market data as described above and adjusted, as appropriate, to maintain market alignment. Our Committee independently evaluates the performance of the CEO and establishes the CEO’s base salary so that, together with his target annual incentive opportunity and stock-based long-term incentive awards, his total annual target compensation is competitive against median market data for a composite of the financial industry and, as appropriate, general industry.

Based on competitive market data for our newly established proxy peer group, the Committee determined for the 2013 and 2014 calendar years that none of the named executive officers would receive salary increases. As noted above, however, Mr. Peterson received a salary increase in connection with his appointment as our President and CEO.

2014 Proxy Statement	37

How Do We Determine Annual Incentive Plan Funding?

For Our Named Executive Officers Other Than the CEO. As noted above, our STIC uses an incentive pool design for the named executive officers and other corporate employees, except for the CEO. The amount of our target annual incentive pool is approved at the start of each year by the Committee and is based on the sum of the “at-target” anticipated payments to covered participants. “At-target” payments are generally determined as a specified percentage of either the mid-point for the applicable salary range or the participant’s base salary. Individual bonus targets, however, are not established for individual participants. The target incentive pool is adjusted each year for changes in participant headcount. The actual funding of the pool is determined following year-end by the Committee based on the achievement of approved performance goals. The pool targets for 2013 were based on net income and revenue. Each named executive officer’s annual incentive payment is recommended to the Committee by the CEO, after review of the individual’s payment history, the funding of the pool, and evaluations of the individual’s performance for the year and the individual’s contributions to Company performance.

For the CEO. The CEO position is not included in the corporate annual incentive pool, and thus Mr. Peterson was not included for 2013 and will not be included in 2014. Instead, the Committee establishes a target annual incentive opportunity that, together with his base salary and long-term incentive grants, is set to be generally competitive with composite median market levels reflecting information from our proxy peer group and input from the Committee’s advisor. For 2013, the Committee determined that Mr. McGraw’s target annual incentive opportunity would continue to be $1,288,980, which was the same amount used for the CEO’s annual incentive target opportunity since 2011. The 2013 target incentive opportunity was prorated to reflect Mr. McGraw’s participation through October 2013. Mr. Peterson’s annual target incentive opportunity was established at $1,100,000 and consisted of a prorated amount to reflect his responsibilities as President of

Standard & Poor’s Ratings Services through July 10, 2013 and his work on the CEO transition from July 11 through October 31, 2013, plus a prorated amount to reflect his service as President and CEO from November 1, 2013.

How Were the Annual Incentive Performance Targets Established for 2013?

For net income, which represents 75% of the annual incentive performance goal, the Committee established a funding schedule with the targets set forth in the table below:

Key Executive Short-Term Incentive

Compensation Plan

2013 Net Income Goal

& Funding Schedule

Net Income Growth	Funding
0.0%	0%
6.9%	50%
13.7%	100%
16.9%	150%
20.0%	200%

Adjusted non-GAAP net income for incentive purposes was $930 million, representing growth of 19%, which was 137% of the target goal of 13.7%. In early 2013, the Committee established the definition of adjusted non-GAAP net income to be used for determining the achievement of the performance goals established for incentive compensation purposes. Our 2013 reported net income from continuing operations of $812 million was adjusted by the Committee to exclude the following items:

•

$197 million in net pre-tax non-recurring charges. Net non-recurring charges include Growth & Value Plan costs of $64 million, legal settlement costs of $77 million, $36 million non-cash impairment of a data center, $24 million net gain from dispositions, $13 million lease termination charges and $31 million restructuring/other costs;

•	A $82 million reduction in provision for taxes and a $4 million reduction in net income attributable to non-controlling interests from the above mentioned items; and

•	$1 million post-tax reduction for savings realized from 2013 restructuring actions.

38	2014 Proxy Statement

For revenue, which represents 25% of the annual incentive performance goal, the Committee established a funding schedule with the targets set forth in the table below:

Key Executive Short-Term Incentive

Compensation Plan

2013 Revenue Goal

& Funding Schedule

Revenue Growth	Funding
0.0%	0%
4.3%	50%
8.6%	100%
11.4%	150%
15.1%	200%

Revenue of $4.875 billion, representing growth of 10%, resulted in an achievement of 117.2% (weighted 25%). In early 2013, the Committee established the definition of non-GAAP adjusted revenue to be used for determining the achievement of the performance goal established for incentive compensation purposes.

The resulting blended 2013 pool funded at 165% of the target level.

How Were Actual 2013 Annual Incentives Determined?

Individual annual incentive payments for our named executive officers, other than the CEO, are recommended to the Committee by the CEO based primarily on his consideration of their individual performance for the year and the funding of the corporate annual incentive pool. As noted above, the corporate annual incentive pool funded at 165% of target for 2013.

The amounts for the other named executive officers are reflected in the Summary Compensation Table on pages 46 and 47 of this Proxy Statement. Mr. Peterson determined that each of the named executive officers performed at a high level of achievement during 2013. The Company does not set specific personal objectives at the beginning of the year for the named executive officers; instead, performance is assessed by the CEO based on each individual’s contribution to the organization’s key priorities for the coming year. In 2013, these included the implementation of our global growth strategy and the completion of our Growth & Value Plan.

The Committee determined Mr. McGraw’s 2013 annual incentive payment would be $1,830,000, or 170% of his target award. This decision was based on the 2013 incentive achievement level and the Committee’s review and assessment of Mr. McGraw’s demonstrated 2013 performance and commitment to a successful CEO transition.

The Committee determined Mr. Peterson’s 2013 annual incentive payment would be $1,360,000, or 170% of his target award. This decision was based on the 2013 incentive achievement level and the Committee’s review and assessment of Mr. Peterson’s leadership as President, Standard & Poor’s Ratings Services, his work on the CEO transition and his performance during 2013 following his appointment as CEO.

How Was the Long-Term PSU Incentive Goal Established for 2013?

In 2013, growth targets were raised significantly due to the reshaping of our portfolio of businesses as part of the Growth & Value Plan as well as the improved economic environment.

For the EPS growth goal under the 2013 PSU award, the Committee established a funding schedule set forth in the following table:

2013 PSU Award Goal & Payment Schedule

Compound Annual EPS Growth	Payment
0.0%	0%
6.2%	50%
12.4%	100%
14.7%	150%
20.0%	200%

Non-GAAP adjusted EPS for 2012 upon which the 2013 growth goal was calculated was $2.75.

Our 2011 PSU Award for the years 2011-2013 was based on the achievement of the following EPS growth goal during the cycle:

Cumulative Compound EPS Growth	Payment
0.0%	0%
7.36%	100%
11.07%	200%

2014 Proxy Statement	39

The cumulative compound EPS growth during the cycle exceeded 11.07%. Based on this achievement, the 2011 Award paid out at 200%.

How Are the STIC Performance Goals Established for 2014?

For the 2014 performance year, the Committee determined that the performance metrics used under the STIC will be net income (weighted 75%) and revenue (weighted 25%). These performance metrics are intended to continue to strengthen the emphasis on behaviors driving overall growth of the Company.

For the net income performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth, 100% funding for low-teens growth and 200% funding for approximately 20% growth.

For the revenue performance goal, the Committee established a funding schedule with a 0% funding threshold for 0% growth, 100% funding for mid-single digit growth and 200% funding for low-teens growth.

For 2014, the Company is changing the STIC to a design that is more formulaic. Going forward, each STIC participant will be assigned a target bonus award with the actual bonus award calculated as a percentage of this target based on a combination of Company and individual performance. The Company component will be 70% of each participant’s bonus award and will be directly tied to financial performance of the Company, measured using the net income and revenue goals outlined above. The individual component will be 30% of the award, allocated based on an assessment of each participant’s achievement against strategic or developmental goals set at the beginning of the year. The maximum bonus payout under the STIC that may be awarded to any participant for 2014 will be capped at 200% of that participant’s target.

How Do We Determine the Amount and Type of Our Long-Term Stock-Based Incentives?

Under the Company’s compensation practices, long-term equity incentives for our named execu-

tive officers typically consisted of annual awards of PSUs and stock options. These awards promote executive share ownership and, in the case of the PSU awards, provide additional performance incentives based on three-year growth in earnings per share. The target award amounts provide overall total direct compensation in line with median total direct compensation as reflected in McLagan survey results.

In 2013, we returned to our prior practice of including stock options in the mix of long-term incentive awards to our named executive officers to further align compensation with the creation of long-term value for our shareholders.

For 2014, we will be granting a blend of PSUs and stock options. For all management participants, PSUs will represent 70% of the total long-term grant value and stock options will represent 30% of the grant value. In our view, this mix of PSUs and options balances incentives based on stock appreciation and performance factors not directly related to stock price.

How Will the 2014 PSU Award Be Designed?

For purposes of the design of the PSU award to be granted in 2014 and covering the years 2014, 2015 and 2016, the Committee decided to continue with a three-year performance goal using an adjusted EPS performance metric. The earned PSUs will then be paid in the form of actual shares to participants in early 2017.

For the three-year adjusted EPS growth goal, the Committee established a funding schedule with a 0% funding threshold for 3% growth, 100% funding for low-teens growth and 200% funding for 20% growth. We selected EPS as the metric because it provides a good measure of return to shareholders.

How Will the Number of PSUs and Stock Options to be Granted as Stock-Based Incentive Awards be Determined in April 2014?

The 2014 long-term incentive target award opportunity will be expressed as a dollar value,

40	2014 Proxy Statement

with 70% of the dollar value allocated to PSUs and 30% of the dollar value allocated to options. The target number of PSUs will then be determined by dividing the portion of the dollar value allocated to PSUs by our closing stock price on April 1, 2014. The number of stock options granted will be determined by dividing the portion of the dollar value allocated to stock options by the fair value of each option on the date of grant as determined using a binomial lattice model. We believe this blend of PSUs and stock options provides a balanced approach to promote long-term financial performance, reward for stock price appreciation and provide an appropriate executive retention vehicle.

The resulting target PSUs will be subject to the achievement of the 2014 to 2016 non-GAAP adjusted EPS performance growth goals established by the Committee for the Award. The options included in 2014 long-term incentive awards will be subject to a three-year vesting schedule and will have an exercise price equal to our closing stock price on the date of grant (i.e., April 1, 2014).

What Impact Do the Accounting Rules Have on the Type of Equity Awards We Make?

We consider the impact of FASB ASC Topic 718 on the type and mix of our equity awards. Under this accounting standard, PSU awards are recorded using fixed award date accounting, and the expense associated with the awards varies with the number of PSUs earned, but not with changes in stock price. Stock options are also recorded using fixed award date accounting, and the expense associated with stock options does not vary with changes in stock price.

How Does Our Senior Executive Pay Recovery Policy Work?

In the event of a material recalculation or re-determination of the performance results used to determine the annual and long-term incentive payments to our senior executives, our Senior Executive Pay Recovery Policy provides for the recovery of all or a portion of any overpayment. The Policy applies to any payments made within two years following the expiration of the relevant performance period. We will review the design of our Senior Executive Pay Recovery Policy in light of the requirements under the Dodd-Frank Act and will make any necessary changes to be in compliance with those requirements once final regulations have been issued.

How Does IRC Section 162(m) Affect Our Executives’ Compensation and Why?

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to each named executive officer that may be deducted by the Company to $1 million in any year, unless the compensation qualifies as “performance-based.” Our annual cash bonuses and long-term incentive compensation are intended to meet the requirements for performance-based compensation and be fully deductible. However, we do not have a policy requiring that all compensation be deductible. In 2013, approximately $495,600 of the compensation paid to Mr. McGraw and $1,183,800 paid to Mr. Peterson was not deductible by the Company. With respect to Mr. McGraw, the non-deductible portion consisted primarily of the portion of Mr. McGraw’s base salary above $1 million, the value of dividend equivalents and imputed income on Company provided perquisites. With respect to Mr. Peterson, the non-deductible portion consisted primarily of the bonus paid to Mr. Peterson under the STIC for the 2013 Plan year.

How Do We Encourage a Significant Ownership Stake in the Company?

We are committed to ensuring that our executive officers have a significant ownership stake to strengthen the alignment of our executives’ interests with those of our shareholders.

The Company has formal stock ownership guidelines for senior executives that range from five times base salary for the CEO to three times base salary for the other named executive officers. These guidelines are aligned with competitive information on executive stock ownership guidelines. Further, the ownership guidelines will be reduced by one-half for executives covered by these guidelines beginning at age 62. This reduction is intended to permit in-

2014 Proxy Statement	41

dividuals to begin an orderly process of stock sales to provide for diversification as the executives covered by these guidelines get closer to the Company’s normal retirement age of 65.

Until the guidelines for ownership levels are attained, senior executives must retain 100% of net profit shares realized from the exercise of stock options, the payment of PSU awards, and the vesting of any restricted stock awards. Upon attainment of the guidelines for ownership levels, senior executives must continue to retain 50% of any future net profit shares acquired from stock option exercises for six months. Further, the CEO and his direct reports who are under the purview of the Committee are subject to this six-month holding period following voluntary termination of employment, including retirement. Once the required number of shares is attained, future salary increases and changes in stock price will no longer have an impact, unless the executive is promoted to a higher guideline ownership level.

Earlier this year, the Committee clarified the share counting principles that are applied to determine the share ownership level of covered executives under the guidelines. As a result of this clarification, covered executives are credited under the guidelines with 100% of the shares they own directly and with 50% of outstanding vested and unvested restricted stock units, unvested restricted shares and PSUs for which attainment of the performance criteria has already been determined. Covered executives do not receive credit under the guidelines for unexercised options (whether or not vested) and for shares underlying performance-based equity awards for ongoing performance cycles.

As of March 3, 2014, for purposes of our Executive Stock Ownership Guidelines, our named executive officers directly owned shares of our common stock valued at the following multiples of the named executive officer’s base salary, with the result that all of the named executive officers met the minimum ownership requirements of the Executive Stock Ownership Guidelines:

Name	Direct Ownership	Value at $64.82 on 3/3/2014(a)	Multiple of Base Salary
D.L. Peterson	72,003	$4,667,234	5.2
J.F. Callahan, Jr.	40,790	$2,644,008	3.5
K.M. Vittor	122,962	$7,970,397	13.1
D.E. Smyth	48,798	$3,163,086	5.7
J.L. Berisford	30,518	$1,978,177	3.6

(a)	Reflects the average of the month-end closing stock prices for the 12 months ending prior to March 3, 2014.

Do We Prohibit the Hedging and Pledging of Company Common Stock by Our Officers and Directors?

Yes. Under the Company’s revised Insider Trading Policy, no shares of Company stock owned by Directors and officers may be newly pledged after 2012 as security for a loan. In addition, the revised policy continues to provide that Directors and officers are prohibited without exception from engaging in hedging transactions related to Company stock, such as puts, calls, swaps, collars and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

No exceptions to the anti-pledging restriction are permitted after 2012. However, prior to 2013, an exception to the prohibition on the pledging of shares of Company stock was permitted for Mr. McGraw based, in part, on his decision to continue to maintain a significant portion of his net worth in Company stock and the significant alignment of his interests with those of our shareholders resulting from this decision. In order to allow Mr. McGraw to reduce over time and in an orderly manner the number of shares subject to pledge, the Company’s revised policy provides that pledges in existence on January 1, 2013 must be unwound, and the shares released from pledge, by no later than December 31, 2015. As a result of the implementation of these guidelines, the number of shares owned and pledged by Mr. McGraw and reported in footnote (e) to the Company Stock Ownership of Management Table on pages 69 and 70 of this Proxy Statement declined by approximately 44.6% from the number reported in the corresponding footnote in the Company’s 2013 Proxy Statement.

42	2014 Proxy Statement

What Retirement and Other Benefits Do We Provide to Our Executives Following Their Termination of Employment and Why?

In connection with their retirement or other termination of employment, our named executive officers will generally be eligible to receive benefits under our savings and retirement plans and, depending on the circumstances of an executive’s termination, severance benefits. These post-termination benefits are described beginning on page 54 of this Proxy Statement. We have previously frozen our legacy supplemental retirement program covering Mr. McGraw. With the retirement of Mr. McGraw, no other current officer of the Company is eligible to participate in our legacy supplemental retirement program. In addition, effective as of April 1, 2012, we froze both of our defined benefit pension plans under which the named executive officers, other than Mr. Peterson, are entitled to benefits: the Employee Retirement Plan of McGraw Hill Financial, Inc. and its Subsidiaries, a pension plan covering most of our U.S. employees, and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement, a non-qualified pension plan. Our remaining defined contribution plans are provided to executives to allow them to accumulate assets for retirement through a combination of individual savings and Company contributions and to allow participants in these plans the opportunity to direct the investment of these retirement assets.

Payment of annual incentives under the STIC and vesting of stock options awarded under our 2002 Stock Incentive Plan accelerate on the occurrence of a defined change-in-control. In the case of the short-term incentive awards, the payment will be based on the average of payments of the three prior years. In the case of PSU awards, the adjusted EPS growth goals will be deemed to be fully achieved at target upon a change-in-control that occurs during a performance period under the award. In the event of a change-in-control, stock options are, in the discretion of the Committee, either cashed out or converted into options of the surviving company. The outstanding long-term incentive awards would then be paid pro rata, with the balance of the award remaining subject to the original schedule for vesting and payment. In the case of annual incentive payments and PSU awards, we have adopted this approach because it would be impractical, and potentially unfair, following a change-in-control, to continue to measure Company performance based on performance goals that were initially set for a separate, independent enterprise. In the case of stock options, the purpose of accelerated vesting on a change-in-control is to put employee option holders in the same position as our shareholders in enabling them to capture market value appreciation through the date of the change-in-control on unvested equity awards.

As indicated above, none of our named executive officers is a party to an employment agreement, although each of Messrs. Peterson, Callahan, Smyth and Berisford are parties to offer letters signed in connection with their initial employment with us. Our severance arrangements with the named executive officers are governed by our Senior Executive Severance Plan, which was originally adopted by our Board of Directors in the late 1980s and is part of a human resources program that has been in place for many years. Our Senior Executive Severance Plan is designed to promote employee loyalty, to provide employees with security and reasonable compensation upon an involuntary termination of employment, and to ensure the continued commitment of employees in the event of a potential or actual change-in-control. The Committee does not take into account the benefits offered under our Senior Executive Severance Plan in setting compensation for our named executive officers.

Generally, upon the delivery by a participant of a general release, the Senior Executive Severance Plan provides for base salary and benefits continuation in the event of a Company-initiated termination (including a “constructive” termination). In general, the severance benefit is service-based, in that longer tenured executives receive larger payment amounts in the event of termination. The maximum benefit is payable under the Senior Executive Severance Plan for

2014 Proxy Statement	43

all participants, regardless of their years of service, if they terminate employment under specified circumstances following a change-in-control. In addition, following a change-in-control, severance amounts are increased to include the executive’s annual target bonus. Upon the completion of the Growth & Value Plan, Mr. Teschner decided to leave the Company to pursue other career opportunities. The Committee approved a lump sum payment under a Non-Compete Agreement upon his termination on December 31, 2013.

Certain payments that would be provided to our named executive officers in connection with a change-in-control may be classified as “excess parachute payments” under Section 280G of the Internal Revenue Code and may not be deductible as compensation by the Company. In addition, Section 4999 of the Internal Revenue Code imposes an excise tax on executives who receive an excess parachute payment equal to 20% of such amount. The excise tax is not reimbursed or “grossed up” by the Company. Instead, as discussed on page 61 of this Proxy Statement, in certain circumstances, we may “cut back” the amount of severance benefits payable under our Senior Executive Severance Plan if they would not be deductible by the Company under Section 280G.

What Health and Welfare Benefits Do We Provide to Our Executives and Why?

The Company provides a uniform healthcare benefits program for all domestic U.S. employees, including the named executive officers, to provide financial security for employees and their families. The employee healthcare contributions are differentiated by salary levels, with the higher-paid employees required to make larger contributions for their healthcare coverage. For 2014, we provide no supplemental executive healthcare benefits other than a Company paid annual physical examination for the named executive officers and 20 other senior executives. Additionally, 85 executives participate in the Management Supplemental Death and Disability Benefits Plan, which provides a death benefit equal to two times base salary and a supplemental long-term disability benefit equal to 50% of the executive’s monthly earnings, as defined in the Plan, less other Company paid benefits and Social Security benefit payments.

What Perquisites and Other Fringe Benefits Do We Provide to Our Executives and Why?

We provide the following perquisites, which we believe are reasonable and competitive, to our named executive officers to enable them to conduct Company business more effectively and to allow greater focus on the demands of their positions:

•	Use of a parking garage in our headquarters building;

•	Tax counseling and tax return preparation expense reimbursement;

•	Annual reimbursement for a health club membership; and

•	Use of sleeping quarters in our headquarters building.

Additionally, in connection with the retirement of Mr. McGraw and his transition to the role of NEC of the Board, the NCGC authorized an agreement with Mr. McGraw that provides for, among other things, his continued use of Company provided aircraft for all of his air travel in accordance with the policies and procedures in effect for him prior to his retirement. Further details of Mr. McGraw’s arrangement as NEC can be found on page 67 of this Proxy Statement. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and any passengers traveling with him. Mr. Peterson does not use Company provided aircraft for his business or personal travel. Furthermore, as described on pages 29 and 50 of this Proxy Statement, the Company’s policy limits the cost of personal travel to the Company by requiring reimbursement of the incremental cost to the Company in excess of $200,000 in any year. The NEC and CEO are also provided a Company car and security personnel. We believe these security costs are legitimate business expenses, but we

44	2014 Proxy Statement

recognize that they convey a personal benefit. As such, the incremental cost to the Company for providing them is reported in the Summary Compensation Table on pages 46 and 47 of this Proxy Statement.

We do not provide tax gross-ups in respect of any income recognized by our NEC or any other named executive officers as a result of receiving the reimbursements or perquisites described above.

2014 Proxy Statement	45

2013 Summary Compensation Table

The following table contains information concerning compensation paid or accrued to the named executive officers for services rendered in all capacities to the Company in 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value ($) (5)	All Other Compensation ($)	Total ($)
H. McGraw Ill	2013	$1,193,500		$3,297,000	$1,413,000	$1,830,000	$0	$839,494	$8,572,994
Chairman (Retired President	2012	$1,432,200		$4,710,000	$–	$2,175,154	$1,781,669	$840,782	$10,939,805
and Chief Executive Officer)	2011	$1,432,200		$2,355,000	$2,355,000	$1,082,000	$844,207	$674,200	$8,742,607

D. L. Peterson (6)	2013	$846,970		$1,050,000	$450,000	$1,360,000	$–	$243,368	$3,950,338
President and Chief Executive
Officer

J. F. Callahan, Jr.	2013	$750,000		$2,200,000	$300,000	$765,000	$0	$186,654	$4,201,654
Executive Vice President and	2012	$750,000		$1,000,000	$–	$900,000	$47,555	$139,042	$2,836,597
Chief Financial Officer	2011	$750,000	$183,000	$1,900,000	$500,000	$377,550	$–	$612,347	$4,322,897

C. L. Teschner, Jr.	2013	$676,000		$588,000	$252,000	$600,000	$0	$1,049,423	$3,165,423
Executive Vice President,	2012	$676,000		$840,000	$–	$548,191	$48,305	$113,551	$2,226,047
Global Strategy	2011	$676,000		$420,000	$420,000	$353,794	$66,570	$95,168	$2,031,532

K. M. Vittor	2013	$610,000		$604,100	$258,900	$575,000	$0	$127,508	$2,175,508
Executive Vice President and	2012	$610,000		$863,000	$–	$578,738	$146,155	$110,183	$2,308,076
General Counsel	2011	$610,000		$431,500	$431,500	$281,485	$175,351	$82,026	$2,011,862

D. E. Smyth (7)	2013	$560,000		$546,000	$234,000	$525,000	$0	$125,308	$1,990,308
Executive Vice President,
Corporate Affairs

J. L. Berisford	2013	$550,000		$595,000	$255,000	$680,000	$0	$145,368	$2,225,368
Executive Vice President,	2012	$550,000		$850,000	$–	$685,000	$28,864	$108,486	$2,222,350
Human Resources	2011	$550,000	$150,000	$1,375,000	$425,000	$335,600	$–	$39,854	$2,875,454

(1)	These amounts reflect the payment to Messrs. Callahan and Berisford, respectively, of signing bonuses that were agreed to in connection with their hiring by the Company.
(2)	The amounts reported in this column include Long-Term Incentive Performance Share Unit awards (“PSUs”) granted under the Company’s 2002 Stock Incentive Plan. For Mr. Callahan, an additional performance-based award is also included in his 2013 stock award. The 2011 stock awards above for Messrs. Callahan and Berisford included Restricted Stock Awards. For Messrs. Callahan and Berisford, a one-time award of cash-based Restricted Share Units (“RSUs”) granted to replace the cash bridge payments originally contemplated by their offer letters with the Company are also included in the 2011 award. These dollar amounts represent the value at the grant date based on the probable outcome of the performance conditions under the awards. To calculate the fair value of the awards, the market price on the date of grant is used in accordance with the FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 7 to the 2013 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 7, 2014. The outcome under the 2012 awards was estimated at 100% of target when granted and the awards will pay out at 150% of target subject to vesting requirements. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. These awards are further described on pages 39 through 41 and page 49 of this Proxy Statement.
(3)	The amounts reported in this column include stock options granted under the Company’s 2002 Stock Incentive Plan. The assumptions used to calculate the stock option awards value were in accordance with FASB ASC Topic 718, Stock Compensation, as disclosed in Footnote 7 to the 2013 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 7, 2014. The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by our named executive officers. Stock options were not granted in 2012. This Plan is further described on page 49 of this Proxy Statement.
(4)	The amounts reported in this column include payments of incentive awards made for the applicable year under the Key Executive Short-Term Incentive Compensation Plan.

46	2014 Proxy Statement

(5)	The amounts reported in this column include benefits under: the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP), which is described on page 56 of this Proxy Statement; the Employee Retirement Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (ERP), which is described on page 55 of this Proxy Statement; and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (ERPS), which is described on pages 55 and 56 of this Proxy Statement. Mr. Peterson is not a participant in the ERP and ERPS Plans since he did not meet the eligibility requirements on April 1, 2012 when the Plans were frozen. The present value of pension benefits decreased during 2013 primarily due to the increase in the discount rate from 4.1% to 5.0%. The decreased amounts are as follows: Mr. McGraw ($1,529,761); Mr. Callahan ($5,134); Mr. Teschner ($21,412); Mr. Vittor ($192,229); Mr. Smyth ($10,426); and Mr. Berisford ($4,300).
(6)	Mr. Peterson was appointed President and Chief Executive Officer of the Company effective November 1, 2013. His compensation is not reported in this Proxy Statement for 2012 and 2011 since he was not a named executive officer, as discussed on page 30 of this Proxy Statement, for these years.
(7)	Mr. Smyth was not a named executive officer, as described on page 30 of this Proxy Statement, in 2012 and 2011, and thus, his compensation is not reported in this Proxy Statement for these years.

2014 Proxy Statement	47

2013 Grants of Plan-Based Awards Table

The following table includes each grant of an award made to the named executive officers in 2013 under any equity-based and non-equity incentive Plan of the Company:

	Grant Date	Date Approved by Compensation and Leadership Development Committee	Target Payout Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards(a)		All Other Option Awards: Number of Securities Underlying Options (#)(b)	Exercise or Base Price of Option Awards $/SH	Grant Date Fair Value of Stock and Option Awards(c)
Name					Target (#)	Maximum (#)
H. McGraw lll	4/1/2013	12/4/2012			63,957	127,914			$3,297,000
	4/1/2013	12/4/2012	$1,074,150	(d)			97,989	$51.55	$1,413,000

D. L. Peterson	4/1/2013	12/4/2012			20,369	40,738			$1,050,000
	4/1/2013	12/4/2012	$800,000	(d)			31,207	$51.55	$450,000

J. F. Callahan, Jr.	4/1/2013	12/4/2012		(e)	13,579	27,158			$700,000
	4/1/2013	12/4/2012					20,804	$51.55	$300,000
	8/1/2013	7/11/2013			23,958	47,916			$1,500,000

C. L. Teschner, Jr.	4/1/2013	12/4/2012		(e)	11,406	22,812			$588,000
	4/1/2013	12/4/2012					17,476	$51.55	$252,000

K. M. Vittor	4/1/2013	12/4/2012		(e)	11,719	23,438			$604,100
	4/1/2013	12/4/2012					17,954	$51.55	$258,900

D. E. Smyth	4/1/2013	12/4/2012		(e)	10,592	21,184			$546,000
	4/1/2013	12/4/2012					16,227	$51.55	$234,000

J. L. Berisford	4/1/2013	12/4/2012		(e)	11,542	23,084			$595,000
	4/1/2013	12/4/2012					17,684	$51.55	$255,000

(a)	Reflects Performance Share Units issued under the Company’s 2002 Stock Incentive Plan, which are discussed on pages 39 through 41 of this Proxy Statement.

(b)	Represents stock option awards issued under the Company’s 2002 Stock Incentive Plan.

(c)	Grant date fair value of Performance Share Unit and option awards is computed in accordance with FASB ASC Topic 718. The fair value disclosed in this column for Performance Share Units represents the total fair value of those awards at the target payout.

(d)	Represents prorated annual incentive award under our Key Executive Short-Term Incentive Compensation Plan for Mr. McGraw and Mr. Peterson which can be earned up to a maximum of 200% as determined by the Compensation and Leadership Development Committee.

(e)	The awards under our Key Executive Short-Term Incentive Compensation Plan are pool based for the other named executive officers, and they do not have individual targets or maximum amounts.

48	2014 Proxy Statement

Additional Information Concerning the Summary Compensation Table and

Grants of Plan-Based Awards Table

The following disclosures supplement the information provided in the Summary Compensation Table found on pages 46 and 47 of this Proxy Statement and the Grants of Plan-Based Awards Table found on page 48 of this Proxy Statement.

Stock Awards Column. The amounts shown in the Stock Awards column of the Summary Compensation Table include the amount of the grant date fair value of the performance-based Long-Term Incentive Performance Awards granted under the 2002 Stock Incentive Plan. Under this Plan, the 2011 award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares awarded based on the achievement of cumulative compound diluted earnings per share growth goals established by the Compensation and Leadership Development Committee at the beginning of the award cycle. The 2012 award was performance-based on a one-year EPS goal with a subsequent two-year vesting period with a payment ranging up to 150%. The 2013 award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares based on the achievement of compound annual diluted earnings per share growth goals. All awards are subject to forfeiture if the minimum performance goal is not attained or if a named executive officer’s employment is terminated for certain reasons before the shares become vested. The maximum values for the 2011, 2012 and 2013 awards are as follows:

Name	2013	2012	2011
H. McGraw III	$6,594,000	$7,065,000	$4,710,000
D. L. Peterson	$2,100,000	$–	$–
J. F. Callahan, Jr.(a)	$4,400,000	$1,500,000	$1,000,000
C. L. Teschner, Jr.	$1,176,000	$1,260,000	$840,000
K. M. Vittor	$1,208,200	$1,294,500	$863,000
D. E. Smyth	$1,092,000	$–	$–
J. L. Berisford	$1,190,000	$1,275,000	$850,000

(a)	Mr. Callahan received an additional performance-based award in 2013.

In the event of a change-in-control of the Company, as discussed on pages 60 through 65 of this Proxy Statement, all of the financial goals are deemed to have been satisfied and the named executive officers would receive the target amount no later than the normal maturity date of the award. Under the 2012 award, the dividends are accrued during the second and third year of the cycle based on the units earned and paid in cash at the time the award is paid. Under the 2011 and 2013 awards, dividends are not accrued.

Option Awards Column. The amounts shown in the Option Awards column of the Summary Compensation Table represent the amount of the grant date fair value of stock options granted pursuant to the Company’s 2002 Stock Incentive Plan. Under this Plan, these grants were for non-qualified stock options. For the 2013 Award, 33% vests on the first and second anniversary of the grant and 34% on the third anniversary. For the 2011 award, one-half vests on the first anniversary of the grant and the remaining one-half on the second anniversary of the grant. In the event of a change-in-control of the Company, as discussed on pages 60 through 65 of this Proxy Statement, the options become fully vested. Stock options provide the named executive officers with the right to purchase shares of the Company’s common stock at its market value on the date of the grant. Each stock option grant has a ten-year maximum term. Stock options were not granted in 2012.

Non-Equity Incentive Plan Compensation Column. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the cash awards paid under the Company’s Key Executive Short-Term Incentive Compensation Plan. Under this Plan, annual incentives are payable for the achievement of annual performance goals established by the Compensation and Leadership Development Committee and for individual performance and contribution. The corporate performance goal is based on net income and revenue goals. The earned incentive pool amounts are based on actual performance versus the performance goals established for minimum, target and maximum pool achievement. Under these goals, target achievement results in 100% pool funding, the maximum pool

2014 Proxy Statement	49

funding is 200% of the target incentive pool, and below target achievement may range down to zero pool funding. Based on the Company’s 2013 net income and revenue goals, the corporate pool funded at 165%.

All Other Compensation Column. The amounts shown in the All Other Compensation column of the Summary Compensation Table for 2013 include the items described below.

•

The Company made contributions under The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and its Subsidiaries and the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement as follows:

Name	401(k) Savings and Profit Sharing Plan	401(k) Savings and Profit Sharing Plan Supplement
H. McGraw III	$25,208	$315,170
D. L. Peterson	$25,208	$214,716
J. F. Callahan, Jr.	$25,208	$155,926
C. L. Teschner, Jr.	$25,208	$112,310
K. M. Vittor	$25,208	$102,300
D. E. Smyth	$25,208	$91,300
J. L. Berisford	$25,208	$111,650

•

Pursuant to a third-party security study undertaken for the Company, Mr. McGraw is required to use Company provided aircraft for all air travel. When using Company provided aircraft for personal travel, Mr. McGraw is required to reimburse the Company for the equivalent of first class commercial airfare for himself and for each passenger traveling with him. The Company’s policy limits the cost of personal travel to the Company. Under this policy, if the incremental cost of personal travel to the Company exceeds $200,000 in any calendar year (excluding, for this purpose, the cost of travel to Board meetings of third party companies as noted below), in lieu of reimbursement equivalent to first class commercial airfare, Mr. McGraw is required to reimburse the Company for the full incremental cost of such travel. Mr. McGraw made payments to the Company of $135,824 for use of Company provided aircraft for personal travel for the period in 2013 when he served as the Company’s President and Chief Executive Officer. Additionally, Mr. McGraw serves on the Boards of Directors of Phillips

66 and United Technologies Corporation and is required to reimburse the Company for the equivalent of first class commercial airfare when travelling to Board meetings of these companies. The amount shown for Mr. McGraw includes the aggregate incremental cost to the Company of $323,842 for travel to these Board meetings and $136,676 for all other personal travel. The aggregate incremental cost to the Company was determined by multiplying the total variable costs incurred by the Company in operating the aircraft by a fraction, the numerator of which was the total number of personal miles flown by Mr. McGraw in 2013 and the denominator of which was the total number of miles flown by the aircraft in 2013. This amount was then reduced by the amount of Mr. McGraw’s reimbursement for travel in 2013. The variable costs associated with operating the aircraft include fuel costs, travel expenses of the flight crew, landing fees, airport taxes and similar assessments, in-flight food and beverage costs, landing and ground handling fees and hourly-based maintenance costs. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of the aircraft (e.g., aircraft purchase costs, insurance premiums, calendar-based maintenance costs and flight crew salaries).

•

The amount for Mr. McGraw includes the aggregate incremental cost to the Company associated with Mr. McGraw’s personal use of Company cars. The aggregate incremental cost to the Company was determined by multiplying the fuel and depreciation costs incurred by the Company in operating its Company owned cars by a fraction, the numerator of which was the total number of personal miles driven by Mr. McGraw in 2013 and the denominator of which was the total number of miles that Company owned cars were driven in 2013. The aggregate incremental cost to the Company does not include fixed costs that would be incurred regardless of Mr. McGraw’s personal use of Company owned cars (e.g., insurance premiums and driver salaries).

•	The amount for Mr. McGraw includes financial counseling and tax return preparation paid for

50	2014 Proxy Statement

by the Company and expenses associated with security coverage on personal trips.

•

The amount reported for Mr. McGraw reflects the incremental cost to the Company for sleeping quarters located in the Company’s headquarters when Mr. McGraw is required to stay in New York for business purposes.

•	The amount for Mr. Teschner includes his severance payment of $676,000 and a payment of $225,000 under his Non-Compete Agreement in connection with his departure from the Company.

2014 Proxy Statement	51

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table contains information concerning unexercised options, stock that has not vested, and equity incentive plan awards outstanding on December 31, 2013 for each of the named executive officers:

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (a)	Market Value of Shares or Units of Stock That Have Not Vested ($) (b)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (b)
H. McGraw III	213,730				$36.48	3/31/2014
	350,560				$41.29	3/31/2015
	174,970	(d)			$53.87	3/31/2014
	205,409				$55.18	4/2/2016
	200,812				$59.51	4/1/2017
	339,100				$36.91	3/31/2018
	339,100				$21.95	3/31/2019
	339,100				$33.98	3/31/2020
	232,767				$37.41	3/31/2021
	97,998	(e)			$51.55	3/31/2023	105,712	$8,266,678	21,319	$1,667,146
D. L. Peterson	73,368				$38.13	9/30/2021
			31,207 (f	)	$51.55	3/31/2023	100,574	$7,864,887	20,369	$1,592,856
J. F. Callahan, Jr.	49,420
			20,804 (f	)	$37.41	3/31/2021
					$51.55	3/31/2023	41,868	$3,274,078	37,537	$2,935,393
C. L. Teschner, Jr.	32,982				$21.95	3/31/2019
	45,131				$33.98	3/31/2020
	41,513				$37.41	3/31/2021
			17,476 (f	)	$51.55	3/31/2023	28,280	$2,211,496	11,406	$891,949
K. M. Vittor	27,654				$55.18	4/2/2016
	27,274				$59.51	4/1/2017
	42,649				$37.41	3/31/2021
			17,954 (f	)	$51.55	3/31/2023	29,054	$2,272,023	11,719	$916,426
D. E. Smyth	40,296				$21.95	3/31/2019
	41,908				$33.98	3/31/2020
	38,546				$37.41	3/31/2021
			16,227 (f	)	$51.55	3/31/2023	26,261	$2,053,610	10,592	$828,294
J. L. Berisford	42,006				$37.41	3/31/2021
			17,684 (f	)	$51.55	3/31/2023	35.386	$2,767,185	11,542	$902,584

(a)	Represents Performance Share Unit awards under the 2012 award which performance cycle ended on December 31, 2012 with achievement of 150%. With respect to Messrs. Peterson, Callahan and Berisford, this amount includes time-based Restricted Stock Awards.

(b)	Value based on closing price on December 31, 2013 of $78.20.

(c)	Represents Performance Share Units under the 2013 award which pays out in March 2016, subject to attainment of performance objectives and vesting periods for the period ending December 31, 2015. With respect to Mr. Callahan, this amount also includes an additional performance-based award granted on August 1, 2013.

(d)	Reflects Restoration Stock Options, which were granted under a feature that was eliminated under the 2002 Stock Incentive Plan in March 2006.

(e)	As a result of Mr. McGraw’s retirement from the Company on November 1, 2013, his options fully vested.

(f)	Options will vest: 33% on April 1, 2014; 33% on April 1, 2015; and 34% on April 1, 2016.

52	2014 Proxy Statement

Option Exercises and Stock Vested in 2013

The following table contains information concerning each exercise of stock options and each vesting of Performance Share Units and Restricted Share Units during 2013 for each of the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. McGraw III	312,644	$465,840	68,812	$3,761,959
D. L. Peterson	0	$0	0	$0
J. F. Callahan, Jr.	0	$0	8,203	$920,408	(a)
C. L. Teschner, Jr.	10,000	$265,000	18,594	$1,016,536
K. M. Vittor	224,021	$5,224,217	19,104	$1,044,427
D. E. Smyth	0	$0	17,265	$943,906
J. L. Berisford	0	$0	0	$428,027	(b)

(a)	Includes payment of second installment under cash-based Restricted Share Unit award.

(b)	Represents payment of second installment under cash-based Restricted Share Unit award.

2014 Proxy Statement	53

PENSION BENEFITS

2013 Pension Benefits Table

The following table contains information with respect to each Plan of the Company that provides for payments or other benefits to the named executive officers at, following, or in connection with retirement:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (a)(b)
H. McGraw lll	SERP	31	$7,981,392
	ERP	31	753,138
	ERPS	31	4,007,007

	Total		$12,741,537

D. L. Peterson	ERP	–	$–
	ERPS	–	–

	Total		$–

J. F. Callahan, Jr.	ERP	0	$18,768
	ERPS	0	23,653

	Total		$42,421

C. L. Teschner, Jr.	ERP	2	$48,783
	ERPS	2	96,847

	Total		$145,630

K. M. Vittor	ERP	29	$640,686
	ERPS	29	1,133,637

	Total		$1,774,323

D. E. Smyth	ERP	2	$83,821
	ERPS	2	161,179

	Total		$245,000

J. L. Berisford	ERP	0	$14,372
	ERPS	0	10,192

	Total		$24,564

(a)	The benefit amounts shown in the Table are actuarial present values of the benefits accumulated through December 31, 2013, as described below. The actuarial present value is calculated by estimating the expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested today at an assumed discount rate of 5.0%, would be sufficient on an average basis to provide the estimated future payments based on the benefit currently accrued. The assumed retirement age for each named executive officer is the earliest age at which the executive could retire without any benefit reduction due to age. The actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age.

(b)	As discussed further on page 55 of this Proxy Statement, on April 1, 2012 the Company “froze” the ERP and ERPS. Final benefits for each named executive officer are calculated based on that date, and no additional adjustments are made based on additional service or pay after that date. Mr. Peterson is not a participant in the ERP and ERPS Plans since he did not meet the eligibility requirements by April 1, 2012.

54	2014 Proxy Statement

The named executive officers, other than Mr. Peterson, are entitled to retirement benefits under two defined benefit Plans of the Company: the Employee Retirement Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (generally referred to as the “ERP”) and the McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (generally referred to as the “ERP Supplement” or “ERPS”). Mr. Peterson, who joined the Company in 2011, was not eligible to participate in these Plans before they were frozen on April 1, 2012. In addition, Mr. Harold McGraw III participates in the Senior Executive Supplemental Death, Disability and Retirement Benefits Plan (the “SERP”). Information regarding each of these Plans follows.

On April 1, 2012 the Company “froze” the ERP and ERPS. Final benefits for each named executive officer, other than Mr. Peterson, are calculated based on that date, and no additional adjustments are made based on additional service or pay after that date.

Employee Retirement Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (ERP)

The Company sponsors a qualified defined benefit pension Plan to provide retirement benefits to eligible U.S. based employees of the Company. The Plan pays benefits at retirement to participants who terminate or retire from the Company after meeting the eligibility requirements for a benefit. The retirement benefit is based on a percentage of a participant’s total Plan compensation during such participant’s employment with the Company (this is called a career pay formula).

A Plan participant’s annual benefit accrual under the ERP is calculated as 1% of Plan compensation. The Plan compensation includes the participant’s base salary and short-term incentive award. Because this is a qualified Plan, the Plan compensation is restricted by the compensation limit imposed by the Internal Revenue Code. In 2012, the last year for which any benefits accrued under the ERP, this compensation limit was $250,000. The retirement benefit payable from this Plan is the sum of each year’s annual benefit accrual. This amount is available unreduced at the earlier of the Plan’s normal retirement age of 65 or age 62 if a participant has 10 years of service with the Company. If a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. The benefit is reduced by 4% per year for each year of payment prior to age 62 to reflect the earlier payments. Messrs. McGraw and Vittor are eligible for an unreduced benefit under the terms of the ERP.

Participants can choose from among several optional forms of annuity payments under the ERP. A participant receives the highest monthly payment under a single life annuity, while the other payment forms result in a lower monthly benefit generally because payment may be made to a surviving joint annuitant or beneficiary following the participant’s death.

The present value estimates shown in the Pension Benefits Table assume payment of the named executive officers accumulated benefits under the ERP, based on pay and service earned through April 1, 2012, in the form of a single life annuity commencing on the earliest date the benefits are available unreduced (age 65 in the case of Messrs. Callahan, Teschner, Smyth and Berisford and age 62 in the case of Messrs. McGraw and Vittor). The values assume a discount rate of 5.0% and a mortality assumption based on the 2014 IRS prescribed mortality table.

McGraw Hill Financial, Inc. Employee Retirement Plan Supplement (ERPS)

The Company also maintains a non-qualified pension Plan. This Plan is intended to help attract and retain the executive workforce by providing benefits incremental to those permitted under the qualified pension Plan.

The ERPS is designed to restore retirement benefits that cannot be paid from the ERP due to Internal Revenue Code limits. The benefit provided under the ERPS will effectively equal the difference between the benefit that would have been earned under the ERP, without regard to any pay or benefit limits, and the actual benefit payable from the ERP.

2014 Proxy Statement	55

All Plan participants of the ERP are potentially eligible for the ERPS, including each of the named executive officers other than Mr. Peterson, provided their ERP benefits are limited by the Internal Revenue Code limits. In general, a participant’s annual accrual under the ERPS is determined based on 1% of the Plan compensation under the ERP in excess of the Internal Revenue Code compensation limit for that year ($250,000 in 2012). The retirement benefit payable under the ERPS is the sum of each year’s annual benefit accrual. ERPS payments commence one year following termination of employment or, if later, age 65 or age 62 with 10 years of service with the Company.

The present value estimates shown in the Pension Benefits Table for accumulated benefits under the ERPS are determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (SERP)

In an effort to attract, retain and reward certain key executives, the Company implemented the SERP for its most senior executives. This Plan was subsequently closed to new entrants and “frozen” as of January 1, 2010. Currently, the only named executive officer entitled to benefits under this Plan is Mr. Harold McGraw III. The normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010, and will be calculated on the basis of Mr. McGraw’s compensation and years of service in effect on that date.

The SERP benefit is determined by calculating 55% of final monthly earnings less offsets for the ERP pension benefit, the ERPS pension benefit, the primary Social Security benefit, any pension payable from a previous employer, and a hypothetical annuity. The hypothetical annuity is the estimated annuity value of a hypothetical account balance as if it were established under The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and Its Subsidiaries (the “401(k) Savings and Profit Sharing Plan”). This balance assumes that the employee contributions are made at a rate that was required for participation in the ERP when the Plan was contributory, that the employer matching contributions are based on the current provisions of the 401(k) Savings and Profit Sharing Plan, and that the investment return on the fund is the same as the amount earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund.

The final monthly earnings recognized in the SERP are the sum of the highest rate of annual base salary and the highest target bonus in effect during the 36-month period preceding death, disability or retirement. The pension benefit payable from the SERP is available unreduced at the Plan’s normal retirement age of 65. In addition, the SERP provides that, if a participant has attained age 55 with 10 years of service with the Company, an early retirement benefit is available. For early retirement benefits, the 55% replacement percentage is reduced by 4% for each year that benefits commence before normal retirement age to reflect the earlier payments. Mr. McGraw is currently eligible for the early retirement benefit.

The SERP also provides for a pre-retirement death benefit of four times the participant’s most recent base salary and a post-retirement death benefit equal to one times the participant’s most recent base salary.

The present value estimate shown in the Pension Benefits Table for accumulated benefits under the SERP is determined using the same payment, interest rate and mortality assumptions as were used to estimate the values shown for the ERP and ERPS, and include the value of the post-retirement death benefit under the SERP.

56	2014 Proxy Statement

The following breakdown shows the retirement benefits that would have been payable to each of the named executive officers had they retired on December 31, 2013:

Name	Plan Name	Present Value of Accumulated Benefit $
H. McGraw III	SERP	$7,981,392
	ERP	753,138
	ERPS	4,007,007

	Total	$12,741,537

D. L. Peterson(a)	ERP	$–
	ERPS	–

	Total	$–

J. F. Callahan, Jr.(b)	ERP	$–
	ERPS	–

	Total	$–

C. L. Teschner, Jr.	ERP	$48,783
	ERPS	96,847

	Total	$145,630

K. M. Vittor	ERP	$640,686
	ERPS	1,133,637

	Total	$1,774,323

D. E. Smyth	ERP	$83,821
	ERPS	161,179

	Total	$245,000

J. L. Berisford(b)	ERP	$–
	ERPS	–

	Total	$–

(a)	Mr. Peterson is not a participant in the ERP and ERPS Plans since he did not meet the eligibility requirements by April 1, 2012.

(b)	Messrs. Callahan and Berisford were not fully vested in their benefits in either the ERP or ERPS as of December 31, 2013.

2014 Proxy Statement	57

2013 Non-Qualified Deferred Compensation Table

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2013 and account balances in our various non-qualified savings and deferral Plans offered to our named executive officers. The Key Executive Short-Term Incentive Deferred Compensation Plan (“ST Incentive Deferred Comp”) permits the executives to defer amounts previously earned on a pre-tax basis. The SIPS & ERAPS Plan is the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement, also referred to below as the Company’s “401(k) Savings and Profit Sharing Plan Supplement.”

Name	Plan	Company Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
H. McGraw III	SIPS & ERAPS	$315,170	$183,976		$6,062,161
	ST Incentive Deferred Comp	0	33,725		1,200,687

	Total:	$315,170	$217,701		$7,262,848

D. L. Peterson	SIPS & ERAPS	$214,716	$4,489		$366,126
	ST Incentive Deferred Comp	0	7,948		312,160

	Total:	$214,716	$12,437		$678,286

J. F. Callahan, Jr.	SIPS & ERAPS	$155,926	$16,023		$350,996
	ST Incentive Deferred Comp	0	0		0

	Total:	$155,926	$16,023		$350,996

C. L. Teschner, Jr.	SIPS & ERAPS	$112,310	$15,358		$395,301
	ST Incentive Deferred Comp	0	14,275		508,221

	Total:	$112,310	$29,633		$903,522

K. M. Vittor	SIPS & ERAPS	$102,300	$47,198		$1,549,190
	ST Incentive Deferred Comp	0	0		0

	Total:	$102,300	$47,198		$1,549,190

D. E. Smyth	SIPS & ERAPS	$91,300	$7,257		$353,328
	ST Incentive Deferred Comp	0	0		0

	Total:	$91,300	$7,257		$353,328

J. L. Berisford	SIPS & ERAPS	$111,650	$13,162		$259,664
	ST Incentive Deferred Comp	0	0		0

	Total:	$111,650	$13,162		$259,664

(a)	Reflects contributions to the Company’s 401(k) Savings and Profit Sharing Plan Supplement for the 2013 fiscal year, all of which are reported in the All Other Compensation column of the Summary Compensation Table on pages 46 and 47 of this Proxy Statement.

(b)	Reflects non-qualified deferred compensation earnings under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and Key Executive Short-Term Incentive Deferred Compensation Plan.

(c)	This column includes the following amounts that were previously disclosed in the Summary Compensation Table: $1,886,948 for Mr. McGraw; $176,640 for Mr. Callahan; $308,026 for Mr. Teschner; $518,470 for Mr. Vittor; and $133,097 for Mr. Berisford. Amounts for Messrs. Peterson and Smyth were not previously disclosed.

58	2014 Proxy Statement

The amounts shown as Company contributions represent employer savings and profit sharing contributions under the 401(k) Savings and Profit Sharing Plan Supplement. In 2013, the employer contribution for the savings plan component increased to 6% of eligible compensation above the IRS compensation limit. In 2014 and later years, participants will be required to make employee contributions under the 401(k) Savings and Profit Sharing Supplement to receive the employer contributions to the savings plan component and the amount of the employer contribution will be based on the amount of the employee contribution, up to 6% of eligible compensation above the IRS compensation limit. In 2012 and 2013, participants were required to make the maximum pre-tax contribution under the qualified 401(k) Savings and Profit Sharing Plan in order to receive the savings plan component supplement. These amounts are also included as All Other Compensation in the Summary Compensation Table column on pages 46 and 47 of this Proxy Statement. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are currently credited with interest at the rate earned on the 401(k) Savings and Profit Sharing Plan Stable Assets fund. The annual rate of interest credited under these Plans was 2.81% for the 2013 fiscal year. Account balances under the 401(k) Savings and Profit Sharing Plan Supplement are distributed to executives in the year following the year in which the executive terminates employment.

Executives may elect to defer all or part of their annual bonus payment under the Key Executive Short-Term Incentive Deferred Compensation Plan. Earnings on amounts deferred under the Key Executive Short-Term Incentive Deferred Compensation Plan are credited at a rate equal to 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the bonus compensation is credited under the Plan. The interest rate that applied to outstanding balances during the 2013 fiscal year was 2.89%. Account balances under the Key Executive Short-Term Incentive Deferred Compensation Plan are distributed to executives in accordance with their individual elections. Participants may elect to receive their deferred award payments in a single lump-sum or in up to 15 equal annual installments. Payments may commence within 60 days of retirement or termination or as of January 1 of the year following the year in which such event occurs.

2014 Proxy Statement	59

Potential Payments Upon Termination or

Change-in-Control

The named executive officers may be eligible to receive certain payments and benefits under our severance, incentive and retirement plans in connection with the named executive officer’s termination or a change-in-control. Described below are the specific events that would trigger the payments and benefits, and the estimated payments and benefits that would be provided to the named executive officers upon the occurrence of these events.

Senior Executive Severance Plan

The named executive officers are eligible for severance benefits under our Senior Executive Severance Plan upon the occurrence of the following triggering events:

•	the Company terminates the executive other than for cause;

•

the executive resigns due to an adverse change in the executive’s functions, duties or responsibilities that would cause the executive’s position to have substantially less responsibility, importance or scope; or

•	the executive resigns due to a reduction of the executive’s base salary by 10% or more.

In addition, the executive will be eligible for severance benefits if the executive resigns following a change-in-control because:

•

the executive’s base salary is reduced (other than a reduction of less than 10% as part of a Company-wide salary reduction) below the highest rate in effect since the beginning of the 24-month period prior to the change-in-control;

•	the executive’s annual or long-term incentive opportunity is materially less favorable than at any time since the beginning of the 24-month period prior to the change-in-control;

•	the aggregate value of the executive’s pension and welfare benefits is materially reduced;

•	the executive is required to transfer to a principal business location that increases the distance to the executive’s residence by more than 35 miles;
•

there is an adverse change in the executive’s title or reporting relationship or an adverse change by the Company in the executive’s authority, functions, duties or responsibilities (other than which results solely from the Company ceasing to have a publicly traded class of common stock or the executive no longer serving as the chief executive, or reporting to the chief executive, of an independent, publicly traded company as a result thereof), which change would cause the executive’s position with the Company to become one of substantially less responsibility, importance or scope; or

•	a successor to the Company fails to adopt the Plan.

A termination for cause generally means a termination due to misconduct that results in, or could reasonably be expected to result in, material damage to the Company’s property, business or reputation.

A change-in-control generally means:

•	a person or group acquires 20% or more of the Company’s voting securities;

•	the members of our Board of Directors on January 28,1987, together with persons approved by a majority of those members or persons approved by them, no longer make up a majority of the Board;

•

consummation of a merger or consolidation involving the Company if our voting securities do not represent more than 50% of the outstanding shares and voting power of the company surviving the transaction; or

•	our shareholders approve the liquidation or dissolution of the Company.

A change-in-control by reason of a change in a majority of our Board, as described above, could arise, for example, as a result of a contested election (or elections) in which shareholders elect a majority of the members of the Board from nominees who are not nominated for election by the incumbent Board.

60	2014 Proxy Statement

Each named executive officer is eligible to receive the following severance benefits:

•

continued payment of the executive’s base salary and participation in the Company’s retirement, life, medical, dental, accidental death and disability insurance benefit plans during a severance period of 12 months;

•

a lump sum payment at the end of the severance period of the executive’s base salary for a period of 1.6 months per year of continuous service with the Company in excess of 7.5 years, up to a maximum of 12 months; and

•	an additional lump sum severance payment at the end of the severance period equal to 10% of the lump sum payment calculated above in lieu of continued benefits.

If the triggering event takes place following a change-in-control, then the total severance payments during the 12-months severance period will be equal to the sum of the executive’s annual base salary and annual target bonus, and the lump sum payment due at the end of the severance period will be equal to 100% of the total, increased by an amount equal to 10% of the lump sum in lieu of benefits. In each case, to receive the full amount of separation pay due under the Plan, the executive must sign a general release of claims against the Company. The executive will receive 50% of the total separation pay if the executive does not sign a release.

In general, if payments under the Plan are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then a deduction to the Company will be disallowed and the executive will be subject to an excise tax equal to 20% of the amount. Because of the way the excise tax is calculated, in certain circumstances, the executive may receive a larger after-tax amount (and the Company will be entitled to a larger tax deduction) if the gross amount payable to the executive is reduced. In this case, the executive’s payments under the Plan will be “cut back” to the largest amount that would not result in payment of any excise tax.

Severance payments to the named executive officers will generally be delayed during the first six-months following the executive’s termination, as required under Section 409A of the Internal Revenue Code, and paid in a lump sum following the end of the six-month delay.

The following table shows the estimated payments and benefits that would have been provided under the Plan to each named executive officer if the executive’s employment had terminated December 31, 2013:

Name	Payment on Termination (a)	Payment on Termination Following Change-in-Control (b)
H. McGraw III (c)	$—	$—
D. L. Peterson	$913,587	$4,400,000
J. F. Callahan, Jr.	$763,587	$2,640,000
C. L. Teschner, Jr. (d)	$688,828	$—
K. M. Vittor	$1,293,828	$2,080,680
D. E. Smyth	$573,216	$1,927,781
J. L. Berisford	$563,587	$2,090,000

(a)	The estimated payment on termination reflects the amount payable under the Plan including the estimated present value of continued benefit coverage during the severance period.

(b)	The estimated payment on termination following a change-in-control payable in a lump sum amount includes the severance benefit payable under the Plan plus 10% of the severance amount in lieu of continued benefit coverage.

(c)	Due to Mr. McGraw’s retirement from the Company on November 1, 2013, these estimated payments do not apply.

(d)	In addition to this severance payment and benefit coverage through the severance period, Mr. Teschner received a payment for a Non-Compete Agreement, as disclosed on page 51 of this Proxy Statement. The payment upon change-in-control is not applicable.

2014 Proxy Statement	61

Key Executive Short-Term Incentive Compensation Plan

The named executive officers may receive a portion of their annual bonus award under the Company’s Key Executive Short-Term Incentive Compensation Plan if the executive terminates employment because of death, disability or retirement, or if the Company terminates the executive other than for cause. In 2013, the Committee amended the provisions of the Plan to afford the Committee greater discretion to determine the actual amount of the bonus payable for the year of the participant’s termination of employment due to retirement, death or disability. For termination without cause, the amount of the payment is based on the actual achievement of the Company performance objectives for the executive’s annual incentive pool based on the mid-point of the target range established for the target level of achievement of the individual performance criteria for the executive under the Plan. Payments are prorated for the period the executive was employed during the year and are made to the executive in a lump sum on the regular payment date under the Plan.

If there is a change-in-control, each named executive officer will receive a payment equal to the average of the named executive officer’s annual bonus payments for the preceding three years, prorated for the period elapsed through the date of the change-in-control. The Company may also pay the executive any additional amount necessary to reflect the actual achievement of the Company performance objectives and individual performance criteria for the executive through the date of the change-in-control.

The following table shows the estimated payments that would have been provided under the Key Executive Short-Term Incentive Compensation Plan to each named executive officer if the executive’s employment had terminated on December 31, 2013, or if a change-in-control had occurred on that date:

Name	Payment on Termination (a)	Payment on Change-in-Control (b)
H. McGraw lll (c)	$—	$—
D. L. Peterson	$125,000	$700,000
J. F. Callahan, Jr.	$125,000	$638,775
C. L. Teschner, Jr. (d)	$125,000	$—
K. M. Vittor	$125,000	$424,741
D. E. Smyth	$125,000	$410,998
J. L. Berisford	$125,000	$510,300

(a)	This assumes a payment of the midpoint of the payment range for the target level of achievement for the named executive officers other than Mr. McGraw. The actual payments under the Company’s Key Executive Short-Term Incentive Compensation Plan are reflected in the Summary Compensation Table on pages 46 and 47 of this Proxy Statement.

(b)	Reflects the average of the actual payments paid over the last three years.

(c)	Due to Mr. McGraw’s retirement from the Company on November 1, 2013, these estimated payments do not apply.

(d)	Due to Mr. Teschner’s termination without cause effective December 31, 2013, the estimated payment for change-in-control is not applicable.

Stock Incentive Plan. Each of the named executive officers has been granted Performance Share Units and stock options under the Company’s Stock Incentive Plan. These awards are described on pages 39 through 41, 46 and 49 of this Proxy Statement.

Long-Term Performance Awards. If the named executive officer terminates employment due to retirement, disability or death, or, with the approval of the Compensation and Leadership Development Committee, if the Company terminates the executive other than for cause, the executive is eligible to receive a portion of the shares that are covered by outstanding awards.

62	2014 Proxy Statement

If the executive terminates due to retirement or disability, the executive receives the number of shares that would be payable under the terms of the award based on actual performance for the performance period, prorated for the number of years during the award cycle (including the year of termination) that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the event of termination by the Company other than for cause, with the approval of the Compensation and Leadership Development Committee, the executive receives the number of shares that would be payable under the terms of the award based on the actual performance for the performance period, prorated for the number of full months during the award cycle that the executive was employed. Delivery of the awarded shares is made in the year following the normal maturity date for the award.

In the case of the executive’s death, the number of shares awarded is based on actual performance through the year of the executive’s death, prorated for the number of years completed during the award cycle (counting the year of the executive’s death as a completed year). Delivery of the awarded shares is made by March 15 of the year following the executive’s death.

In the event of a change-in-control during the performance period, the executive may receive the number of shares that would be payable upon achievement of the higher of the target or actual performance as follows:

•	a prorated number of shares, based on the portion of the award cycle elapsed before the date of the change-in-control, is released to the executive on the date of the change-in-control; and

•

the value of the remaining shares, generally based on the highest price per share paid in the change-in-control, is paid to the executive in a lump sum in the year following the end of the normal maturity date under the awards.

If not already paid, the cash payment described above will be made to the executive in a lump sum upon termination of the executive’s employment due to retirement, disability or death, or by the Company other than for cause.

Stock Options. If a named executive officer terminates employment due to death, disability or normal retirement, the executive’s stock options will vest in full. In addition, in the case of death, the options will be exercisable for one year following the date of death, and, in the case of disability or retirement, until the end of the option term. If the executive terminates employment due to early retirement, generally, the vesting of the executive’s stock options will not accelerate, but, to the extent they are vested at the time of retirement and the executive is 55 or older with 10 years of continuous service, the options will be exercisable until the end of the option term.

In the event of a change-in-control, all outstanding stock options will vest in full and will either be converted into awards based on the common stock of the surviving company, or paid to the executive in cash. Cash payments under options will be equal to the value of the option shares, generally the highest price per share paid in the change-in-control, less the exercise price of the shares.

2014 Proxy Statement	63

The following table shows the estimated payments and benefits that would have been provided to each named executive officer in respect of stock options and Long-Term Awards under the Company’s Stock Incentive Plan if the executive’s employment had terminated on December 31, 2013, or if a change-in-control had occurred on that date:

	Termination of Employment			Change-in-Control
Name	Stock Options (a)	Long-Term Awards (b)	Total	Stock Options (a)	Long-Term Awards (c)	Total
H. McGraw III (d)	$2,611,407	$14,857,179	$17,468,586	$—	$—	$—
D. L. Peterson	$831,667	$6,904,747	$7,736,414	$831,667	$10,835,931	$11,667,598
J. F. Callahan, Jr.	$554,427	$3,778,702	$4,333,129	$554,427	$7,254,732	$7,809,159
C. L. Teschner, Jr. (e)	$0	$2,649,690	$2,649,690	$—	$—	$—
K. M. Vittor	$478,474	$2,722,181	$3,200,655	$478,474	$4,090,447	$4,568,921
D. E. Smyth	$432,450	$2,460,446	$2,892,896	$432,450	$3,697,179	$4,129,629
J. L. Berisford	$471,279	$2,681,165	$3,152,444	$471,279	$4,558,317	$5,029,596
(a)	Reflects accelerated vesting for all unvested stock option awards upon death, disability or with the consent of the Compensation and Leadership Development Committee.

(b)	Reflects participation and target achievement in the 2011 award cycle, prorated achievement and actual achievement in the 2012 cycle and prorated participation and target achievement in the 2013 award cycle through December 31, 2013 upon death, disability or retirement, or involuntary termination without cause, with the consent of the Compensation and Leadership Development Committee. (With respect to Mr. Peterson, this amount includes a prorated time-based Restricted Stock Award, payable in the event of death.) The actual achievement level for the 2011 award cycle is discussed on pages 39 and 40 of this Proxy Statement.

(c)	Reflects target achievement of the performance goals for the 2011 and 2013 awards and actual achievement for the 2012 awards. With respect to Messrs. Peterson, Callahan and Berisford, this amount includes time-based Restricted Stock Awards.

(d)	Due to Mr. McGraw’s retirement on November 1, 2013, these amounts reflect the actual values based on his retirement. The estimated payments under change-in-control are not applicable.

(e)	Due to Mr. Teschner’s termination without cause effective December 31, 2013, these amounts reflect the actual values. The vesting on non-vested stock option awards was not accelerated and the change-in-control values are not applicable.

Retirement and Other Benefits

As described on pages 54 through 57 of this Proxy Statement, except as noted below, each of the named executive officers is entitled to receive benefits under the Company’s Employee Retirement Plan (the “ERP”) and the Employee Retirement Plan Supplement (the “ERPS”) and, as described below, the Company’s Management Supplemental Death & Disability Benefits Plan. Mr. Peterson joined the Company in 2011 and was not eligible to participate in the ERP and ERPS before they were frozen on April 1, 2012. Mr. McGraw also is eligible to receive benefits under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan, described on page 56 of this Proxy Statement. In addition, the named executive officers participate in The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and its Subsidiaries, described on page 50 of this Proxy Statement, and are eligible to participate in the McGraw Hill Financial, Inc. 401(k) Savings and Profit Sharing Plan Supplement, described on pages 58 and 59 of this Proxy Statement, and the Key Executive Short-Term Incentive

Deferred Compensation Plan, described on page 59 of this Proxy Statement.

Employee Retirement Plan and Supplement. Following termination of their employment, except as noted above, the named executive officers are entitled to receive retirement benefits (described on pages 54 through 57 of this Proxy Statement) under the Company’s Employee Retirement Plan and Employee Retirement Plan Supplement, and in the case of Mr. McGraw, under the Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”), and have accrued the benefits shown on page 54 of this Proxy Statement through the end of the 2013 fiscal year. In the event of a change-in-control, the executives will receive, in a lump sum, the actuarial equivalent of their accrued benefits under the Employee Retirement Plan Supplement as described on pages 55 and 56 of this Proxy Statement.

Management Supplemental Death & Disability Benefits Plan. Under our Management Supplemental Death & Disability Benefits Plan,

64	2014 Proxy Statement

if an executive dies before retirement, the executive’s beneficiary will receive a lump sum death benefit equal to 200% of the executive’s base salary in effect at the time of death. In addition, if the executive is disabled prior to age 65, the executive will be entitled to an annual benefit equal to 50% of the greater of: (a) 1.5 times the executive’s base salary in effect immediately preceding the date of the executive’s disability; or (b) the executive’s highest annual base salary and highest annual target bonus during the preceding 36 months occurring prior to January 1, 2005. The benefit generally will be offset by other disability or qualified retirement benefits payable to the executive and will continue until the executive is no longer disabled or reaches age 65.

Senior Executive Supplemental Death, Disability & Retirement Benefits Plan. Our Senior Executive Supplemental Death, Disability & Retirement Benefits Plan (the “SERP”) provides for specified benefits in the event an executive dies prior to retirement, dies following retirement, becomes disabled prior to retirement or, in the event of a change-in-control, if the executive is involuntarily terminated without cause at any time after the change-in-control, resigns for good reason within two years after the change-in-control or resigns for any reason during the 30-day window following the first anniversary of the change-in-control. Currently, the only named executive officer entitled to benefits under the SERP is Mr. Harold McGraw III. Following Mr. McGraw’s retirement on November 1, 2013, the only foregoing benefit to which he remains entitled is a post-retirement death benefit equal to one times his most recent base salary ($1,432,200). The normal retirement benefit payable to Mr. McGraw under the SERP was “frozen” effective January 1, 2010 and will be calculated on the basis of Mr. McGraw’s compensation and years of service in effect on that date. For additional information, see “Pension Benefits” on pages 54 through 57 of this Proxy Statement.

Non-Qualified Deferred Compensation Plans. In the event of a change-in-control, the named executive officers will receive payment in a lump sum of their account balances under the Company’s 401(k) Savings and Profit Sharing Plan Supplement and the Company’s Key Executive Short-Term Incentive Deferred Compensation Plan. The named executive officers may also receive these amounts in connection with their termination of employment. Each executive’s account balances under these Plans at the end of the 2013 fiscal year are shown on page 58 of this Proxy Statement.

2014 Proxy Statement	65

2013 DIRECTOR COMPENSATION

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. Mr. Harold McGraw III received compensation for his services as Non-Executive Chairman commencing on November 1, 2013, following his retirement as our President and Chief Executive Officer. The following table contains information regarding the compensation the Company paid to the non-employee Directors in 2013, including to Mr. McGraw as Non-Executive Chairman for the period November 1, 2013 through December 31, 2013:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (a)	All Other Compensation ($) (b)	Total ($)
Pedro Aspe	$75,917	(c)	$75,000	$221	$151,138
Sir Winfried Bischoff	$114,500		$90,000	$221	$204,721
William D. Green	$98,000	(d)	$90,000	$221	$188,221
Charles E. Haldeman, Jr.	$104,000	(c)	$90,000	$221	$194,221
Linda Koch Lorimer	$92,000	(d)	$90,000	$221	$182,221
Harold McGraw III	$66,667	(e)	–	$33,122	$99,789
Robert P. McGraw	$89,000		$90,000	$221	$179,221
Hilda Ochoa-Brillembourg	$99,500	(c)	$90,000	$5,221	$194,721
Sir Michael Rake	$116,000	(f)	$90,000	$221	$206,221
Edward B. Rust, Jr.	$136,500	(c)	$90,000	$221	$226,721
Kurt L. Schmoke	$98,000	(g)	$90,000	$221	$188,221
Sidney Taurel	$113,000		$90,000	$221	$203,221
Richard E. Thornburgh	$99,500		$90,000	$221	$189,721

(a)	Represents grant date fair value calculated in accordance with FASB ASC Topic 718 for deferred stock credited under the Director Deferred Stock Ownership Plan, as described below.

(b)	Represents life insurance premiums and in the case of Ms. Ochoa-Brillembourg and Mr. Harold McGraw III, a charitable contribution of $5,000 made by the Company in their names in recognition for the contribution they made to McGraw Hill Financial Political Action Committee (MHFI PAC). Under the MHFI PAC program, the Company contributed funds to a charitable organization of the donor’s choice that matched the donor’s contribution to the MHFI PAC up to a maximum of $5,000. For Mr. McGraw, the amount also includes the aggregate incremental cost to the Company, for the portion of 2013 during which he served as our Non-Executive Chairman, of his personal use of Company provided aircraft (net of personal reimbursement), personal use of Company cars and other benefits. The principles used to calculate these costs are set forth in the section entitled “Additional Information Concerning the Summary Compensation Table and Grants of Plan-Based Awards Table–All Other
Compensation Column” on pages 50 and 51 of this Proxy Statement.

(c)	Voluntarily elected to fully defer this payment under the Director Deferred Stock Ownership Plan. With respect to Dr. Aspe, he resigned as a Director of the Company effective October 24, 2013, and thus did not receive any fees for Board or Committee meetings of the Company after that date. Further, the annual cash retainer payable to Dr. Aspe was prorated to reflect the portion of the year during which he served as a Director.

(d)	Voluntarily elected to fully defer this payment under the Director Deferred Compensation Plan.

(e)	Mr. Harold McGraw III, our Non-Executive Chairman, does not participate in the arrangements applicable to the other non-employee Directors and instead is compensated in the manner described below under “Compensation of the Non-Executive Chairman.” This amount represents his prorated payment effective November 1, 2013.

(f)	Voluntarily elected to defer 35% under the Director Deferred Stock Ownership Plan and the remaining 65% under the Director Deferred Compensation Plan.

66	2014 Proxy Statement

(g)	Voluntarily elected to defer one-half of this payment under the Director Deferred Stock Ownership Plan and the remaining one-half under the Director Deferred Compensation Plan.

The Company provides the following annual compensation to non-employee Directors other than Mr. Harold McGraw III:

Cash Compensation in 2014

•	annual cash retainer of $70,000 (increased from $60,500 in 2013);

•	$1,500 for each Board meeting attended;

•	$1,500 for each Committee meeting attended; and

•

annual cash retainer of $15,000 to the Chairs of Committees of the Board. Additionally, an annual cash retainer of $25,000 will be paid to the Presiding Director. However, in the event the Presiding Director is also a Chair of a Committee, the annual cash retainer paid to the Presiding Director will be $10,000.

Compensation of the Non-Executive Chairman

Effective November 1, 2013, the Board appointed Mr. Harold McGraw III as our Non-Executive Chairman upon his retirement as President and Chief Executive Officer. As Non-Executive Chairman, Mr. McGraw’s responsibilities are in addition to those of other Directors, as described on pages 9 and 36 of this Proxy Statement. In consideration of his services, the Nominating and Corporate Governance Committee recommended, and the Board approved, based on a recommendation by Frederic W. Cook & Co., a Non-Executive Chairman retainer at the annual rate of $400,000 for Mr. McGraw, payable in monthly installments in cash in accordance with current payment practices for retainers paid to our Board members. This retainer is in lieu of all other cash retainers, meeting fees and share compensation that we pay to our other non-employee Directors. The Board also determined to continue, until the earlier of the 2014 Annual Meeting or Mr. McGraw’s retirement from the Board, the security arrangements and car service that were provided to him while he served as our President and Chief Executive Officer as well as his right to travel on Company provided aircraft. Mr. McGraw is required to reimburse the Company for any personal use of Company provided aircraft in accordance with the Company’s current practice as described under “Additional Information Concerning the Summary Compensation Table and Grants of Plan-Based Awards Table – All Other Compensation Column” on pages 50 and 51 of this Proxy Statement. The Board has also agreed to provide Mr. McGraw with office space and secretarial support for five years following his retirement from the Board.

Share Compensation

Each non-employee Director, other than Mr. Harold McGraw III, receives an annual deferred share credit of $115,000 (increased from $90,000 in 2013) pursuant to the Director Deferred Stock Ownership Plan. The earned deferred share credit of $90,000 in 2012 was paid in 2013 under this Plan. This $90,000 was credited as 1,615.22 deferred shares based on the closing price of the Company’s common stock on January 2, 2013 of $55.72. The assumptions used to calculate the grant date fair value of the deferred share credits were in accordance with FASB ASC Topic 718 as disclosed in Footnote 7 to the 2013 Consolidated Financial Statements, which appears in the Company’s Form 10-K filed with the SEC on February 7, 2014.

2014 Proxy Statement	67

These deferred share credits are payable in shares of the Company’s common stock following a Director’s termination of Board membership. This Plan also permits Directors to elect to receive all or part of their annual cash retainer and Board and Committee fees in deferred shares of common stock in lieu of these cash payments. For 2014, the Company has written agreements with Ms. Ochoa-Brillembourg and Messrs. Haldeman, Rust and Schmoke to receive all or part of these cash payments as deferred shares. The awards outstanding under this Plan as of December 31, 2013 are as follows:

Name (a)	# of Shares
Sir Winfried Bischoff	29,051
William D. Green	3,858
Charles E. Haldeman, Jr.	1,707
Linda Koch Lorimer	54,972
Robert P. McGraw	31,302
Hilda Ochoa-Brillembourg	39,207
Sir Michael Rake	14,703
Edward B. Rust, Jr.	55,590
Kurt L. Schmoke	32,501
Sidney Taurel	39,710
Richard E. Thornburgh	1,892

(a)	Dr. Aspe’s balance of 79,774 shares was paid to him following his retirement on October 24, 2013 as a Director of the Company.

Other Director Plans

Directors may also elect to defer all or part of their annual cash retainer and Board and Committee fees under the Director Deferred Compensation Plan. For 2014, the Company has written agreements to defer cash payments under this Plan with Ms. Lorimer, Sir Michael Rake and Messrs. Green, Schmoke and Thornburgh. Interest is payable on the deferred cash amount at 120% of the applicable Federal Long-Term Rate as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director compensation is credited.

Director Stock Ownership Guidelines

Under the Company’s By-Laws, each Director is required to own or acquire 400 shares of the Company’s common stock within 90 days of his or her election to the Board and to hold such shares through his or her tenure as a Director. Additionally, under the Company’s Non-Employee Director Stock Ownership Guidelines, each non-employee Director is required to own or acquire, within five years of election to the Company’s Board of Directors, shares of common stock of the Company (including deferred share units held under the Director Deferred Stock Ownership Plan) having a market value of at least five times the annual cash retainer for serving as a Director of the Company. Based on the holdings of shares and deferred share units under the Director Deferred Stock Ownership Plan, as of February 27, 2014, each Director was in compliance with the minimum holding requirement under the Company’s Non-Employee Director Stock Ownership Guidelines.

68	2014 Proxy Statement

OWNERSHIP OF COMPANY STOCK

A beneficial owner of stock is a person who has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the stock.

Company Stock Ownership of Management (a),(b)

The following table shows the number of shares of the Company’s common stock beneficially owned on February 27, 2014 by each of our Directors and Director nominees; the current and former Chief Executive Officers and the other five named executive officers in the Summary Compensation Table; and all individuals who served as Directors or executive officers at December 31, 2013, as a group.

Name of Beneficial Owner	Sole Voting Power and Sole Investment Power	Shared Voting Power and Shared Investment Power	Right to Acquire Shares within 60 Days by Exercise of Options	Total Number of Shares Beneficially Owned		Percent of Common Stock(a)		Director Deferred Stock Ownership Plan(c)
John L. Berisford	16,210		47,841	64,051		(d	)
Sir Winfried Bischoff	4,000			4,000		(d	)	30,644
Jack F. Callahan, Jr.	28,060		56,285	84,345		(d	)
William D. Green	1,000			1,000		(d	)	5,088
Charles E. Haldeman, Jr.	3,000			3,000		(d	)	4,263
Linda Koch Lorimer	8,565			8,565		(d	)	56,938
Harold McGraw III	6,939,126	745,805	2,104,837	9,789,768	(e)	3.6%
Robert P. McGraw	452,673	614,899		1,067,572	(f)	(d	)	32,927
Hilda Ochoa-Brillembourg	1,800			1,800		(d	)	42,244
Douglas L. Peterson	122,289		83,666	205,955		(d	)
Sir Michael Rake	400			400		(d	)	16,617
Edward B. Rust, Jr.	2,000			2,000		(d	)	59,346
Kurt L. Schmoke	1,037			1,037		(d	)	34,783
D. Edward Smyth	35,668		126,104	161,772		(d	)
Sidney Taurel	4,000			4,000		(d	)	41,457
Charles L. Teschner, Jr.	30,646		5,767	36,413		(d	)
Richard E. Thornburgh	5,000			5,000		(d	)	3,093
Kenneth M. Vittor	108,435		60,852	169,287		(d	)
All Directors and executive officers of the Company as a group (a total of 18, including those named above)(g)	7,763,909	790,505	2,485,352	11,039,766		4%		327,400

(a)	The number of shares of common stock outstanding on February 27, 2014 was 273,598,747. The percent of common stock is based on such number of shares and is rounded off to the nearest one tenth of one percent.

(b)	None of the shares included in the above table constitutes Directors’ qualifying shares.

(c)	This amount represents the number of shares of the Company’s common stock which has been credited to a bookkeeping account maintained for each non-employee Director of the Company under the Director Deferred Stock Ownership Plan. This Plan is further described on pages 67 and 68 of this Proxy Statement.
(d)	Less than 1%.

(e)

With respect to the shares reported in the above table for Mr. Harold McGraw III: (i) Mr. Harold McGraw III has sole voting and investment power over 3,199,160 shares as manager of a limited liability company established for estate planning purposes by Mr. Harold W. McGraw, Jr.; (ii) Mr. Harold McGraw III has sole voting and investment power over 1,277,739 shares as trustee and shared voting and investment power over 175,606 shares with co-trustees under trusts established by Mr. Harold W. McGraw, Jr. for the benefit of Mr. Harold McGraw III and certain family members; (iii) Messrs. Harold McGraw III

2014 Proxy Statement	69

and Robert P. McGraw and another family member have shared voting and investment power over 570,199 shares held in a family foundation; (iv) Mr. Harold McGraw III has sole voting and investment power over 430,200 shares as trustee of two trusts created under the will of Mr. Thomas P. McGraw; (v) Mr. Harold McGraw III has sole voting and investment power over 12,000 shares as custodian under the Florida Uniform Transfers to Minors Act; and (vi) Mr. Harold McGraw III owns 682,145 shares which are held in accounts with financial institutions that have extended credit based on the security of the stock. The number reported in clause (vi) represents a reduction of approximately 44.6% from the number reported in the 2013 Proxy Statement. For a discussion of our policy prohibiting pledging, see page 42 of this Proxy Statement.

(f)	With respect to the shares reported in the above table for Mr. Robert P. McGraw: (i) Mr. Robert P. McGraw has sole voting and investment power over 373,389 shares as trustee and shared voting and investment power over 44,700 shares with co-trustees under trusts established by Mr. Harold W. McGraw, Jr. for the benefit of Mr. Robert P. McGraw and certain family members; and (ii) Messrs. Robert P. McGraw and Harold McGraw III and another family member have shared voting and investment power over 570,199 shares held in a family foundation.

(g)	Spouses and children of some members of this group may own other shares in which the members of this group disclaim any beneficial interest and which are not included in the above table.

Company Stock Ownership of Certain Beneficial Owners

The following table shows information as to any person known to the Company to be the beneficial owner of more than 5% of the Company’s common stock on the date indicated below.

Name and Address of Beneficial Owner	Sole or Shared Voting Power	Sole or Shared Dispositive Power	Total Number of Shares Beneficially Owned	Percent of Common Stock
Capital World Investors 333 South Hope Street Los Angeles, California 90071(a)	23,380,200	23,380,200	23,380,200	8.6%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(b)	440,578	15,237,266	15,237,266	5.62%
State Street Corporation One Lincoln Street Boston, MA 02111(c)	14,504,053	14,504,053	14,504,053	5.4%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022(d)	11,614,161	14,024,165	14,024,165	5.2%

(a)	On February 13, 2014, Capital World Investors (“CWI”), a division of Capital Research and Management Company, filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. CWI has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

70	2014 Proxy Statement

(b)	On February 11, 2014, The Vanguard Group (“Vanguard”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. Vanguard has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(c)	On February 3, 2014, State Street Corporation (“State Street”) filed a Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. State Street has certified in its Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

(d)	On January 30, 2014, BlackRock Inc. (“BlackRock”) filed an amended Schedule 13G with the SEC disclosing its beneficial ownership of the Company’s common stock. BlackRock has certified in its amended Schedule 13G filing that the Company’s common stock was acquired and is held in the ordinary course of business, and was not acquired and is not held for the purpose of changing or influencing control of the Company. The amended Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership.

2014 Proxy Statement	71

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Under SEC rules, our Directors, executive officers and holders of more than 10% of our stock, if any, are required to file with the SEC reports of holdings and changes in beneficial ownership of

Company stock. We have reviewed copies of these SEC reports as well as other records and information. Based on that review, we believe that all reports were timely filed during 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S

FEES AND SERVICES

Shareholders are being asked to ratify the appointment of Ernst & Young LLP as the independent Registered Public Accounting Firm for the Company and its subsidiaries for 2014. Please see page 75 of this Proxy Statement for voting information. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and such representative will be available to respond to appropriate questions.

During the years ended December 31, 2013 and December 31, 2012, Ernst & Young LLP audited the consolidated financial statements of the Company and its subsidiaries. The aggregate fees Ernst & Young LLP billed the Company for these years for professional services rendered were as follows:

Services Rendered	Year Ended 12/31/13	Year Ended 12/31/12
Audit Fees	$5,860,700	$7,489,000
Audit-Related Fees	$1,561,700	$2,652,000
Tax Fees	$2,565,600	$2,278,000
All Other Fees	$0	$0

•

Audit fees included fees for professional services rendered for the audits of the consolidated financial statements of the Company, audits of the effectiveness of the Company’s internal control over financial reporting, reviews of the quarterly consolidated financial statements, statutory audits, securities registration statements and accounting consultations on matters related to the annual audits or interim reviews. Fees related to the year ended December 31, 2012 include services related to the consolidated Company, including McGraw-Hill Education.

•	Audit-related fees generally included fees for benefit plans or other special purpose audits, including fees pertaining to procedures related to the Company’s regulatory environment and other activity related to the sale of McGraw-Hill Education on March 22, 2013.

•	Tax fees included fees primarily for tax compliance and advice.

•	All other fees generally include fees for advisory services related to accounting principles, rules and regulations.

In addition, the policies and procedures contained in the Audit Committee Charter (which can be viewed and downloaded from the Corporate Governance section of the Company’s Investor Relations Website at http://investor.mhfi.com) provide that the Committee must pre-approve both the retention of the independent auditor for non-audit services and the fee for such services in accordance with the Company’s independence guidelines.

72	2014 Proxy Statement

ITEMS OF BUSINESS TO BE ACTED ON AT THE ANNUAL MEETING

Item 1. Election of Directors

The persons listed below, each of whom is currently a Director of the Company, have been nominated by the Board, on the recommendation of the Nominating and Corporate Governance Committee, for election to a one-year term of office that will expire at the next Annual Meeting or until their successors are elected and qualify. Each nominee listed below has agreed to serve his or her respective term. If any Director is unable to stand for election, the individuals named as the proxies have the right to designate a substitute. If that happens, shares represented by proxies may be voted for a substitute Director.

The Board recommends that you vote FOR each of the following nominees:

•	Sir Winfried Bischoff

•	William D. Green

•	Charles E. Haldeman, Jr.
•	Harold McGraw III

•	Robert P. McGraw

•	Hilda Ochoa-Brillembourg

•	Douglas L. Peterson

•	Sir Michael Rake

•	Edward B. Rust, Jr.

•	Kurt L. Schmoke

•	Sidney Taurel

•	Richard E. Thornburgh

Unless you specify otherwise, the Board intends the accompanying proxy to be voted for these nominees.

Biographical information about these nominees can be found on pages 12 through 20 of this Proxy Statement.

2014 Proxy Statement	73

Item 2. Proposal to Approve, on an Advisory Basis, the Executive

Compensation Program for the Company’s Named Executive Officers

Under the rules of the SEC, the Company is required to provide its shareholders with the opportunity to cast an advisory vote on the executive compensation program for the Company’s named executive officers. This proposal is frequently referred to as a “say-on-pay” vote. At the 2011 Annual Meeting, shareholders voted, on an advisory basis, in favor of casting the advisory say-on-pay vote on an annual basis. The Company’s executive compensation program is intended to attract, motivate and reward the executive talent required to achieve our corporate objectives and increase shareholder value. We believe that our executive compensation program is both competitive and strongly focused on pay-for-performance principles, and provides an appropriate balance between risk and rewards. In particular, our executive compensation program:

•	aligns executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual cash incentives and long-term stock-based incentives;

•

includes a mix of compensation elements that emphasizes performance results, with approximately 85% of the targeted compensation for Mr. Douglas L. Peterson, the Company’s Chief Executive Officer, and a significant portion of the targeted compensation for the other named executive officers being performance-based;

•	delivers annual incentive payouts to executives based on the achievement of approved performance goals, which were based on net income and revenue goals for 2013;

•

aligns the interests of executives with those of shareholders through long-term stock-based incentives comprised of performance share units that are based on the achievement of earnings per share targets. For 2013, the performance share unit award vests at the end of a three-year award cycle, with payment ranging up to a maximum of 200% of the shares based on the achievement of compound annual diluted earnings per share growth goals; and

•

has features designed to further align executive compensation with shareholder interests and mitigate risks, including stock ownership requirements, the Senior Executive Pay Recovery Policy (a “claw-back” policy), an anti-hedging and pledging policy and limited perquisites.

Our executive compensation program is described in the Compensation Discussion and Analysis (“CD&A”), related compensation tables and other narrative executive compensation disclosures required by the disclosure rules of the SEC, all of which are found in this Proxy Statement. In particular, the CD&A, beginning on page 31 of this Proxy Statement, describes the Company’s executive compensation program in detail, and we encourage you to review it.

Since the vote on this proposal is advisory, it is not binding on the Company. Nonetheless, the Compensation and Leadership Development Committee, which is responsible for approving the overall design and administering certain aspects of the executive compensation program, will take into account the outcome of the vote when making future executive compensation decisions. The Board of Directors recommends that you approve the following resolution that will be submitted for a shareholder vote at the 2014 Annual Meeting in support of the Company’s executive compensation program:

RESOLVED: That the shareholders of the Company approve, on an advisory basis, the executive compensation program for the Company’s named executive officers as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, related compensation tables and other narrative executive compensation disclosures included in the Proxy Statement for this Annual Meeting.

The Board of Directors’

Recommendation

Your Board recommends a vote FOR the approval, on an advisory basis, of this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

74	2014 Proxy Statement

Item 3. Proposal to Ratify the Appointment of the Company’s

Independent Registered Public Accounting Firm

The Board, after receiving a favorable recommendation from the Audit Committee, has again selected Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2014. Although not required to do so, the Board is submitting the selection of this firm for ratification by the Company’s shareholders for their views. Ernst & Young LLP has advised the Company that it has no direct, nor any material indirect, financial interest in the Company or any of its subsidiaries. The Board and the Audit Committee may change the appointment at any time if they determine that a change would be in the best interests of the Company and its shareholders.

The following resolution will be offered by the Board of Directors at the Annual Meeting:

RESOLVED: That the selection by the Board of Directors of Ernst & Young LLP to serve as the independent Registered Public Accounting Firm of the Company and its subsidiaries for 2014 be, and hereby is, ratified and approved.

The Board of Directors’

Recommendation

Your Board recommends that you vote FOR this item. Unless you specify otherwise, the Board intends the accompanying proxy to be voted for this item.

2014 Proxy Statement	75

Item 4. Shareholder Proposal – Shareholder Action by Written Consent

Kenneth Steiner has given notice that he, or his designee, intends to make the following proposal at the Annual Meeting. The Company will provide the number of shares that the proponent owns to any person, orally or in writing as requested, promptly on receiving any oral or written request made to the Company’s Secretary, McGraw Hill Financial, Inc., 1221 Avenue of the Americas, New York, New York 10020-1095, telephone number (212) 512-2000. Your Board recommends that you vote AGAINST this proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this proposal.

The shareholder proposal and supporting statement, for which the Board and the Company accept no responsibility, follow:

4 – Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with giving shareholders the fullest power to act by written consent in accordance with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

Wet Seal (WTSLA) shareholders successfully used written consent to replace certain underperforming directors in 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67% – support at both Allstate and Sprint.

This proposal would empower shareholders by giving them the ability to effect change at our company without being forced to wait until an annual shareholder meeting. Shareholders could replace a director using action by written consent. Shareholder action by written consent could save our company the cost of holding a physical meeting between annual meetings.

This proposal should also be more favorably evaluated due to our Company’s clearly improvable environmental, social and corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm rated our company D for its executive pay – $10 million for Harold McGraw plus excess perks and excess pension. Unvested equity pay would not lapse upon CEO termination.

Our board was rated F. We did not have an independent chairman and Lead Director Edward Rust received our highest negative votes. Linda Koch Lorimer was negatively flagged by GMI due to her involvement with the Sprint board.

Sprint’s failed merger with Worldcom led to the acceleration of $1.7 billion in executive stock options. Sprint was then targeted by a shareholder suit. This was compounded by Ms. Lorimer serving on our audit and nomination committees. Richard Thornburgh was overboard with seats on 4 company boards plus he was on our audit committee. Not one audit committee member had substantial industry knowledge and our company had not adopted specific stock ownership guidelines for independent directors. Edward Rust, Harold McGraw, Kurt Schmoke, Linda Koch Lorimer, Pedro Aspe, Robert McGraw, Sidney Taurel and Winfried Bischoff each had 10 to 26 years long-tenure which is a negative factor impacting their level of independence.

GMI said our company had come under investigation, or had been subject to fine, settlement or conviction for issues related to securities fraud and for trade improprieties such as embargo, import/export or restricted trade violations. GMI said McGraw Hill had higher accounting and governance risk than 97% of companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate governance, please vote to protect shareholder value:

Right to Act by Written Consent – Proposal 4

76	2014 Proxy Statement

Directors’ Statement in Opposition

This proposal seeks to allow a group of shareholders that together hold a majority of the Company’s outstanding shares to approve actions by written consent without holding a meeting of the Company’s shareholders. Shareholders rejected a similar shareholder proposal in each of the last three years.

The primary objective of a written consent proposal is to allow shareholders to propose corporate actions without having to wait for a corporation to convene a special or annual meeting of shareholders. The Board believes that this proposal is no longer necessary because the Company amended its Restated Certificate of Incorporation in 2011 to provide that special meetings of shareholders of the Company may be called at the request of holders of 25% of the outstanding shares of the Company’s common stock. This provision allows such holders to propose actions for shareholder consideration between annual meetings of the Company’s shareholders.

The Board also believes that the written consent process, as compared to shareholders acting at an annual or special meeting, is not well suited to an orderly debate on the merits of a proposed shareholder action. Under the Company’s Restated Certificate of Incorporation and By-Laws, all of the Company’s shareholders have the opportunity to participate in annual and special shareholder meetings called to determine proposed actions. These shareholder meetings offer advantages not present in the written consent process. First, the meeting and the shareholder vote take place on a specified date that is publicly announced well in advance of the meeting and vote, giving all interested shareholders a chance to express their views and cast their votes. Second, shareholder meetings provide a forum for discussion. Third, information concerning the proposed shareholder action is widely distributed in the proxy statement before the meeting, which promotes a well-informed discussion on the merits of the proposed action.

Implementation of this shareholder proposal, on the other hand, would make it possible for the holders of a bare majority of the shares outstanding to take significant corporate action without a meeting, potentially without prior notice to the other shareholders or the Company, and before all shareholders have an opportunity to participate and voice their opinions. Shareholders acting through the written consent process often solicit the fewest possible shareholders necessary to take action, thus disenfranchising many shareholders (especially smaller shareholders). In contrast, the default provision of New York law, which currently governs the Company, is that, unless otherwise provided in the Company’s Restated Certificate of Incorporation, shareholders can act without a meeting only by a unanimous written consent signed by every shareholder of record of the Company.

In addition, the written consent process lacks procedural protections that could prevent abuse of the process. Shareholders acting by written consent only have to own their shares on the day that the consent is delivered to the Company. These members could borrow shares for that day or enter into other empty voting arrangements without making a longer-term economic investment in the Company. This potentially exposes the shareholders and the Company to the self-interested, short-term speculation of a few shareholders. There is no guarantee that shareholders using the written consent process will act in the best interests of the shareholders at large or the Company.

Further, if this proposal were implemented, shareholders would have the ability to act by the written consent of a majority of the shares outstanding, however frequently and at any time. Even if a proposed shareholder action is not in the best interests of the Company and its shareholders because it reflects a narrow self-interest, the Company would have to waste valuable resources defending against it. In addition, multiple groups of shareholders would be able to solicit written consents, which could generate

2014 Proxy Statement	77

duplicative or conflicting proposed shareholder actions and cause confusion for the Company and the shareholders. Thus, the written consent process would impose significant administrative and financial burdens on the Company and the shareholders. It is for this reason that the Board believes that the written consent procedure is more appropriate for a closely held corporation with few shareholders, as compared to the Company, which has over 50,000 beneficial and record shareholders. Indeed, as of January 21, 2014, 69.8% of Fortune 500 companies do not allow shareholders to act by less than unanimous written consent.

Adoption of this proposal would not by itself give shareholders the right to take action by written consent. Under New York law, the Board would have to recommend further action by the shareholders to amend the Restated Certificate of Incorporation to allow a majority of the shares outstanding to act by written consent, and the amendments then would have to be approved by a majority of all outstanding shares entitled to vote on the amendments.

Finally, the Company’s strong corporate governance practices make adoption of this proposal unnecessary. The Company’s corporate governance practices provide transparency and accountability of the Board to the shareholders, including:

•	Election of Board of Directors – All of the Company’s Directors are elected annually and by a majority vote in uncontested Director elections.

•

Director Nominees – Shareholders can recommend to the Company’s Nominating and Corporate Governance Committee their own nominees for Directors, who will then be considered by the Committee under its standards and procedures.

•	No Shareholder Rights Plan – The Company does not have a shareholder rights plan, also known as a poison pill.

•

Annual Advisory Say-on-Pay Vote – The Company holds annual “say-on-pay” votes to approve the compensation of the Company’s named executive officers. This allows shareholders to provide feedback on the Company’s executive compensation program each year.

•	Shareholder Outreach – Shareholders can communicate directly with the Board and/or individual Directors.

For the reasons set forth above and given that shareholders rejected a similar proposal at both the 2013 and 2012 meetings, as well as the 2011 meeting (when they also approved the right of 25% of the outstanding shares to request special shareholder meetings), the Board believes that implementation of this proposal is not in the best interests of the Company and its shareholders.

The Board of Directors’ Recommendation

The Board of Directors recommends a vote AGAINST this shareholder proposal. Unless you specify otherwise, the Board intends the accompanying proxy to be voted against this item.

78	2014 Proxy Statement

Item 5. Other Matters

The Board knows of no other matters which may properly be brought before the Annual Meeting. However, if other matters should properly come before the Meeting, it is the intention of those named in the solicited proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors.

SCOTT L. BENNETT

Senior Vice President, Associate General Counsel and Secretary

New York, New York

March 19, 2014

2014 Proxy Statement	79

mhfi.com

Using a black or blue ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing this proxy card, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE SHADED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on April 29, 2014.

Vote by Internet • Go to www.investorvote.com/MHFI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by Telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, U.S. territories and Canada on a touch-tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Sir Winfried Bischoff	☐	☐	☐	02 - William D. Green	☐	☐	☐	03 - Charles E. Haldeman, Jr.	☐	☐	☐
04 - Harold McGraw III	☐	☐	☐	05 - Robert P. McGraw	☐	☐	☐	06 - Hilda Ochoa-Brillembourg	☐	☐	☐
07 - Douglas L. Peterson	☐	☐	☐	08 - Sir Michael Rake	☐	☐	☐	09 - Edward B. Rust, Jr.	☐	☐	☐
10 - Kurt L. Schmoke	☐	☐	☐	11 - Sidney Taurel	☐	☐	☐	12 - Richard E. Thornburgh	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Vote to approve, on an advisory basis, the executive compensation program for the Company’s named executive officers	☐	☐	☐	3. Vote to ratify the appointment of Ernst & Young LLP as our independent Registered Public Accounting Firm for 2014	☐	☐	☐

4. Shareholder proposal requesting shareholder action by written consent	☐	☐	☐	And, in their discretion, in the transaction of such other business as may properly come before the Meeting.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, custodian or in other representative capacity, please give your full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B. See reverse side to provide change of address or comments.

ADMISSION TICKET

McGraw Hill Financial, Inc.

2014 Annual Meeting of Shareholders

Wednesday, April 30, 2014

11:00 a.m. (EDT)

(Doors open at 10:00 a.m.)

1221 Avenue of the Americas, 2nd Floor Auditorium

(between 48th and 49th Streets)

New York, New York 10020-1095

If you wish to attend the Annual Meeting of Shareholders in person, please present this admission ticket and a valid picture identification at the door for admission. Cameras, large bags, briefcases, packages, recording equipment and other electronic devices will not be permitted at the Annual Meeting.

Annual Meeting Available by Webcast

To listen to the Annual Meeting, go to www.mhfi.com and click on the link for the live webcast.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — McGraw Hill Financial, Inc.	+

Proxy Card Solicited on Behalf of the Board of Directors

The undersigned appoints Scott L. Bennett and Kenneth M. Vittor, and each of them, proxies with full power of substitution, to vote the shares of stock of McGraw Hill Financial, Inc. (the “Company”), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company, 1221 Avenue of the Americas, New York, N.Y. 10020-1095 on Wednesday, April 30, 2014, at 11:00 a.m. (EDT), and any adjournment thereof.

McGraw Hill Financial employees. If you are a current or former employee of the Company, this card also provides voting instructions for shares held in The 401(k) Savings and Profit Sharing Plan of McGraw Hill Financial, Inc. and Its Subsidiaries and the Standard & Poor’s 401(k) Savings and Profit Sharing Plan for Represented Employees. If you are a participant in either of these Plans and have shares of common stock of the Company allocated to your account under one of these Plans, you have the right to direct The Northern Trust Company, the Trustee of each of these Plans (the “Trustee”), to vote the shares held in your account. The Trustee will vote allocated shares for which no direction is received and unallocated shares, if any (together “Undirected Shares”), in the same proportion as the shares for which direction is received, subject to the Plan documents. Computershare, the Company’s transfer agent, must receive your instructions by 2:00 p.m. (EDT) on April 28, 2014 in order to communicate your instructions to the Trustee, who will then vote all the shares of common stock of McGraw Hill Financial, Inc. which are credited to the undersigned’s account as of March 10, 2014. Under the Plans, you are a “named fiduciary” for the purpose of voting shares in your account and your proportionate share of the Undirected Shares. This means that you have ultimate authority to control the manner in which the shares are voted. By submitting voting instructions by telephone, Internet, or by signing and returning this voting instruction card, you direct the Trustee to vote these shares, in person or by proxy, as designated herein, at the Annual Meeting of Shareholders.

(See reverse side for voting instructions)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

¡	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON THE REVERSE SIDE OF THIS CARD.	+